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TABLE OF CONTENTS

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

AEROFLEX HOLDING CORP.,

COBHAM PLC

and

ARMY ACQUISITION CORP.

Dated as of May 19, 2014

ii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 19, 2014, among Aeroflex Holding Corp., a Delaware corporation (the "Company"), Cobham plc, a public limited company organized under the laws of England and Wales ("Parent"), and Army Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub").

RECITALS

        WHEREAS, the board of directors of the Company (the "Company Board") and the respective boards of directors of Parent (the "Parent Board") and Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement.

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and VGG Holding LLC, a Delaware limited liability company, is entering into a voting and support agreement (the "Support Agreement"), the form of which is attached hereto as Annex A.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

        1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue under the DGCL unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

        1.2    Closing.     Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the "Closing") shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, at 9:00 a.m. (New York time) on the third (3rd) business day (the "Closing Date") following the day on which the last to be satisfied or waived (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term "business day" shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized by Law or executive order to close in New York, New York or London, England.

        1.3    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Company shall cause the Merger to be consummated by causing a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with, and accepted for record by, the office of the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time or date as the Company and Parent shall agree in writing and specify in the Certificate of Merger in accordance with applicable Law (the effective time of the Merger being hereinafter referred to as the "Effective Time").

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION

        2.1    The Certificate of Incorporation.     The certificate of incorporation of the Company shall be amended in the Merger to be identical to that set forth on Annex B attached hereto (the "Charter") and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (subject to Section 6.12).

        2.2    The Bylaws.     The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (subject to Section 6.12).

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

        3.1    Directors.     The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the Charter and the Bylaws.

        3.2    Officers.     The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

        4.1    Effect on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

          (a)    Merger Consideration.    Each share (a "Share" or, collectively, the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (including each outstanding restricted share granted under the Stock Plan) other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case not held on behalf of third parties, (ii) Dissenting Shares (as defined below), and (iii) Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company (each Share referred to in clause (i) through (iii) above being an "Excluded Share" and collectively, "Excluded Shares") shall be converted into the right to receive $10.50 in cash (the "Per Share Merger Consideration"), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares and shall represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares formerly represented thereby, without interest.

          (b)    Cancellation of Excluded Shares.    Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment to which reference is made in Section 4.2(f) with respect to such Dissenting Shares. As used in this Agreement, the term "Record Holder" means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

          (c)    Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, any certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

        4.2    Payment.

          (a)    Paying Agent.    At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company's prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the "Paying Agent"), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 4.1(a) for the Shares other than the Excluded Shares (such cash being hereinafter referred to as the "Exchange Fund"). If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall, reasonably promptly thereafter, make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's, respectively, in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation or Parent (at Parent's election). To the extent that there are any losses with respect to any such investments such that the Exchange Fund diminishes below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 4.1(a).

          (b)    Payment Procedures.

            (i)    Letter of Transmittal.    Reasonably promptly (and in any event, within three (3) business days) after the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares) (x) a letter of transmittal for use in collecting the amount to which such Record Holder is entitled as a result of the Merger, such letter of transmittal to be in such customary form as Parent and the Company shall reasonably agree and (y) instructions for use in effecting the surrender of Shares in exchange for the Per Share Merger Consideration.

            (ii)    Payment for Shares.    Upon delivery of such letter of transmittal to the Paying Agent by any Record Holder of Shares (other than Excluded Shares), duly completed and validly executed in accordance with its instructions, and surrender to the Paying Agent of the Certificate (if any) that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), such Record Holder shall be entitled to receive from the Exchange Fund a cash amount equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of and title to any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Per Share Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

            (iii)    Special Payment Procedures for DTC.    Prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish customary procedures with the Paying Agent and the Depository Trust Company ("DTC") to ensure that (x) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash from the Exchange Fund in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by the Per Share Merger Consideration (such amount, the "DTC Payment"), and (y) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash from the Exchange Fund in immediately available funds equal to the DTC Payment.

          (c)    Transfers.    From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal and related instructions referred to in Section 4.2(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the Per Share Merger Consideration to which such Person is entitled pursuant to this Article IV.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Record Holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 4.2(b)(i), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Shares shall not have been surrendered immediately prior to the date on which any cash payable in respect of such Shares would otherwise escheat to or become the property of any Governmental Entity, any such cash shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and any permitted successors and assigns of such Person.

          (e)    Lost, Stolen, Mutilated or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit (satisfactory to the Paying Agent, acting reasonably) of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Paying Agent or Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares formerly represented by such lost, stolen, mutilated or destroyed Certificate multiplied by the Per Share Merger Consideration, without any interest thereon.

          (f)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares included in clauses (i) and (iii) of the definition of Excluded Shares) and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares (the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such Share, in accordance with Section 4.1(a), without interest. The Company shall give Parent (i) prompt written notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (g)    Withholding Rights.    Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of Shares cancelled in the Merger such amounts as it reasonably believes it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) timely remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

        4.3    Restricted Stock Units.     At the Effective Time, each restricted stock unit granted under the Stock Plan (an "RSU") and each performance restricted stock unit granted under the Stock Plan (a "PRSU"), in each case that is outstanding immediately prior to the Effective Time, shall fully vest and be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such RSU or PRSU, as applicable, immediately prior to the Effective Time and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to the PRSUs, the total number of Shares subject thereto for purposes of this sentence shall be equal to the sum of (i) the accrued and "banked" shares plus (ii) the number of shares subject to the current fiscal year and prospective fiscal years assuming achievement of the applicable performance goals at the one-hundred percent (100%) level. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board (or another committee duly authorized by the Company Board for such purpose), as applicable, shall (i) adopt any resolutions as may be necessary to implement the provisions of this Section 4.3 and (ii) if requested by Parent, adopt any resolutions as may be necessary to terminate the Stock Plan, effective as of the Effective Time, and (iii) if determined by Parent in good faith to be necessary to effectuate the treatment set forth herein, use reasonable best efforts to obtain the written consent of each holder of a RSU or PRSU to the treatment set forth herein; provided that the Company shall provide Parent with a reasonable advance opportunity to review any resolutions or other documents in respect of the actions described in this sentence and will implement any reasonable comments that are timely provided by Parent in respect hereof.

        4.4    Adjustments to Prevent Dilution.     In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 4.4 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.1    Representations and Warranties of the Company.     Except as set forth in the Company Reports (as defined in Section 5.1(e), but excluding any risk factor disclosures contained under the heading "Risk Factors", any disclosure of risks included or referenced in any "forward-looking statements" disclaimer or any other forward-looking or precautionary statements of risk) filed with the Securities and Exchange Commission (the "SEC") on or after July 1, 2011 and prior to the date of this

Agreement or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "Company Disclosure Schedule") (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only to the extent the applicability of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a)   Organization, Good Standing and Qualification; Subsidiaries.

              (i)  Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (as defined below).

             (ii)  The Company has, prior to the date hereof, made available to Parent complete and correct copies of the Company's certificate of incorporation and bylaws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

          As used in this Agreement, the term (i) "Subsidiary" means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing, directly or indirectly, 50% or more of the equity or 50% or more of the voting power (or, in the case of a partnership, 50% or more of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; (ii) "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests, other ownership interests, by contract or otherwise, and (iii) "Company Material Adverse Effect" means an effect, development, change, event or occurrence that, individually or in the aggregate, (a) has had, or would reasonably be expected to result in, a material adverse effect on the condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute or be taken into account in determining whether a "Company Material Adverse Effect" has occurred:

            (i)  any changes, events, developments, circumstances, occurrences or effects generally affecting (A) any industry in which the Company and its Subsidiaries operate or (B) the economy, credit, financial or securities markets in the United States or elsewhere in the world where the Company or its Subsidiaries operate, including changes in interest or exchange rates, or

           (ii)  any changes, events, developments, circumstances, occurrences or effects, arising out of, resulting from or attributable to (A) changes in Law, in applicable regulations of any Governmental Entity, in GAAP (as defined below) or in applicable accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or changes in general legal, regulatory or political conditions (including, without limitation, embargoes), (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (in each case, only to the extent proximately caused by such negotiation, execution, announcement or performance of this Agreement), (C) acts of war (whether or not declared), sabotage or terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions, (D) pandemics, earthquakes, hurricanes, tornados or other comparable natural disasters, (E) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent's written request or failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (F) any change in the Company's credit ratings or in analysts' recommendations with respect to the Company, (G) any change proximately resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (H) any decline in the market price, or change in trading volume, of any capital stock of the Company or (I) any failure to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash flow or cash position;

  provided, further, however, that (x) changes, developments, events, circumstances, occurrences or effects set forth in clause (i)(A), (i)(B), (ii)(A), (ii)(C) or (ii)(D) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes, developments, events, circumstances, occurrences or effects have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate and (y) the exceptions in clauses (ii)(F), (ii)(H) and (ii)(I) above shall not prevent or otherwise affect a determination that the underlying cause of any decline, change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) or clauses (ii)(A) through (I) above) is a Company Material Adverse Effect.

          (b)    Capital Structure.

              (i)  The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the close of business on May 16, 2014, (A) 85,214,896 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive or similar rights (which shares include 23,056 outstanding restricted shares granted under the Stock Plan) and (B) no shares of Preferred Stock were outstanding or reserved for issuance, (C) 1,374,820 shares of Common Stock were issuable upon the vesting of outstanding RSUs and (D) 1,047,413 shares of Common Stock were issuable upon the vesting of outstanding PRSUs (assuming achievement of the applicable performance goals at the one-hundred percent (100%) level). Other than 1,108,881 Shares reserved for issuance in respect of future awards under the Stock Plan, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all outstanding RSUs and PRSUs, including the type of award, holder, date of grant, number of Shares relating thereto (with respect to PRSUs, consisting of and separately identifying (x) the number of accrued and "banked" shares and (y) the number of shares subject to the current fiscal year and prospective fiscal years assuming achievement of the applicable performance goals at the one-hundred percent (100%) level) and vesting and performance conditions. Each of the outstanding shares of capital stock, equity securities or other ownership interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, mortgage, title defect, option to purchase or otherwise acquire any interest or other encumbrance except for such transfer restrictions of general applicability as provided under the Securities Act of 1933, as amended (the "Securities Act"), and other applicable securities Laws (each, a "Lien"). Except as set forth above, there are no preemptive or other outstanding rights, options, subscriptions, warrants, conversion rights, stock appreciation rights, profits interests, phantom stock, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, undertakings, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell or make payments based on the value of any shares of capital stock, equity securities or other ownership interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any capital stock, equity securities or other ownership interests of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since May 16, 2014, the Company has not (1) issued any capital stock, other ownership interests or other securities (including any securities convertible into or exchangeable for capital stock or other ownership interests), other than or pursuant to RSUs and/or PRSUs referred to above that were outstanding as of May 16, 2014 that were issued pursuant to the Company's 2011 Omnibus Incentive Plan (the "Stock Plan"), (2) established a record date for, declared, set aside for payment or paid, any dividend on, or made any other distribution in respect of, any shares of its capital stock or other ownership interests or (3) repurchased, redeemed or otherwise acquired any shares of its capital stock or other ownership interests.

             (ii)  Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of each of the Company's Subsidiaries, each such Subsidiary's jurisdiction of incorporation and its authorized, issued and outstanding shares of capital stock or other ownership interests. The Company or another Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, equity interest or other ownership interest of each of the Company's Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws). Except for such capital stock, equity interests or other ownership interests in Subsidiaries of the Company, neither the Company nor any of its Subsidiaries own any capital stock, equity interest or other direct or indirect ownership interest in any other Person. Neither the Company nor any of its Subsidiaries is obligated to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any Subsidiary of the Company.

            (iii)  Other than the Support Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer of, or providing for registration rights with respect to, the capital stock, equity interests or other ownership interests of the Company or any of its Subsidiaries.

          (c)    Corporate Authority and Approval.

              (i)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this

    Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "Requisite Company Vote") to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the authorization, execution and delivery hereof by Parent and Merger Sub constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

             (ii)  The Company Board has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and the Company Board has approved the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated hereby and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Common Stock (such recommendation, the "Company Recommendation"). The Company Board has directed that this Agreement be submitted to the holders of Common Stock for their adoption. Other than the Requisite Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Support Agreement and the consummation of the transactions contemplated hereby and thereby.

          (d)    No Conflict; Required Filings and Consents.

              (i)  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company does not and will not: (A) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company; (B) conflict with or violate any provision of the certificate of incorporation, bylaws or comparable governing documents of any Subsidiary of the Company; or (C) assuming that the Requisite Company Vote is obtained and all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (G) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under or creation of a Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any breach or violation of, a termination or right of termination, cancellation, acceleration or other alteration in the rights under, any note, bond, mortgage, indenture, loan, guarantee, contract, agreement, Lease, license, permit, concession, right or other instrument or obligation (each a "Contract"), to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound or any Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clause (C) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

             (ii)  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any federal, state, local, municipal, domestic, foreign or supranational governmental or regulatory authority, agency (administrative or otherwise), commission, body, court, tribunal, arbitral body, the NYSE or other legislative, executive or judicial governmental or quasi-governmental entity, including any such agency or entity charged with the administration of Tax Laws (each, a "Governmental Entity"), except for: (A) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable rules and regulations promulgated thereunder; (B) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the applicable rules and regulations promulgated thereunder; (C) the applicable requirements of the New York Stock Exchange (the "NYSE"); (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (E) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States (collectively, "Foreign Antitrust Laws"); (F) Completion of CFIUS Process (as defined below); and (G) any consent, approval, authorization, declaration, permit, action, filing or notification not referred to above, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

          (e)    Company Reports; Financial Statements.

              (i)  The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act from July 1, 2011 (the "Applicable Date") (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished on or subsequent to the date of this Agreement, including any amendments thereto, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Company Reports, including any applicable accounting requirements. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC on or subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, none of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC or the staff of the SEC with respect to any of the Company Reports.

             (ii)  Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable rules and regulations of the NYSE.

            (iii)  The Company has established, implemented and maintains "disclosure controls and procedures" and "internal control over financial reporting" (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and Rule 13a-15 under the Exchange Act, and the statements contained in all such certifications were as of their respective dates complete and correct. The Company's management has completed an assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the Company's most recently completed fiscal year, and such assessment concluded that such controls were effective. To the Knowledge (as defined below) of the Company, since the Applicable Date, the Company has not failed to disclose to the Company's auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

            (iv)  Since the Applicable Date, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer, or, to the Knowledge of the Company, any auditor of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

             (v)  Each of the consolidated statements of financial position included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed on or after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed on or after the date of this Agreement, will fairly present, in each case, in all material respects, the net income (or loss) and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Each such statement has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

          (f)    Absence of Certain Changes.

              (i)  Since June 30, 2013, the Company and its Subsidiaries (x) have conducted their respective businesses in all material respects in accordance with the ordinary course of these businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated herein and (y) have not taken any actions, or agreed to take any actions, that would have been prohibited by Section 6.1(a)(i) if such actions were taken on or after the date of this Agreement.

             (ii)  Since June 30, 2013, there has not occurred any Company Material Adverse Effect or any changes, events, circumstances, occurrences, effects or developments that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (g)    Litigation; Liabilities.

              (i)  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries (or any of the Company's or its Subsidiaries' respective properties or assets), any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable, in each case that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

             (ii)  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated statement of financial position of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or reflected or reserved against in the Company's consolidated statements of financial position as of December 31, 2013, including the notes thereto, included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2013, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (D) that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company Reports.

            (iii)  The term "Knowledge", when used in this Agreement with respect to the Company, shall mean the actual knowledge of those persons set forth in Section 5.1(g)(iii) of the Company Disclosure Schedule after reasonable inquiry.

          (h)    Employee Benefits.

              (i)  All (A) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (B) other benefit and compensation plans, contracts, policies, programs, practices, arrangements or agreements, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company Group is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, contracts, policies, programs, practices, arrangements or agreements, and (C) other employment, consulting or other individual agreements, plans, practices, policies, contracts, programs, and arrangements, in each case, (x) which are sponsored or maintained by the Company or any member of the Company Group in respect of any current or former employees of the Company or any

    Subsidiary of the Company (the "Employees") or any current or former directors, independent contractors, consultants or leased employees of the Company or any Subsidiary of the Company ("Other Service Providers") or (y) with respect to which the Company or any Subsidiary of the Company has any actual or potential liability (collectively, the "Benefit Plans"), other than Benefit Plans that are mandatory under applicable Law, in each case existing as of the date hereof, are listed on Section 5.1(h)(i) of the Company Disclosure Schedule, which Schedule separately identifies whether such Benefit Plan is maintained outside of the United States primarily for the benefit of Employees working outside of the United States (each, a "Non-U.S. Benefit Plan"). Prior to the date hereof, the Company has provided to Parent complete and correct copies of (i) all U.S. Benefit Plans required to be listed in Section 5.1(h)(i) of the Company Disclosure Schedule, (ii) in respect of such U.S. Benefit Plans any amendments, trust agreements or other funding instruments currently in effect, the most recent IRS determination letter, the summary plan description, the two most recent Forms 5500 and the two most recent audited financial statements and (iii) summaries in respect of each material Non-U.S. Benefit Plan. "Company Group" means the Company and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(b)(1) of ERISA, or which together with the Company is treated as a single employer under Section 414(t) of the Code.

             (ii)  Each Benefit Plan other than Non-U.S. Benefit Plans (collectively, "U.S. Benefit Plans") is in compliance with its terms and with ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a currently-effective favorable determination letter from the Internal Revenue Service (the "IRS") or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code within the applicable remedial amendment period, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code.

            (iii)  Except as set forth in Section 5.1(h)(iii) of the Company Disclosure Schedule, (A) neither the Company nor any member of the Company Group currently has, or in the past six (6) years had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (B) no material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any member of the Company Group that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any member of the Company Group of incurring any such liability and (C) as of the date hereof, the assets maintained in trust in respect of the Company's Supplemental Executive Retirement Plan are sufficient to cover the current projected benefit obligation, based on actuarial assumptions determined by the Company in good faith.

            (iv)  As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened lawsuits, grievances, arbitration, actions, claims, charges, investigations, hearings or other proceedings (including any administrative hearings, investigations, charges, claims, actions or proceedings), relating to any Benefit Plan, other than routine claims for benefits that, individually or in the aggregate, would reasonably be likely to result in a Company Material Adverse Effect. Except as set forth in Section 5.1(h)(iv) of the Company Disclosure Schedule, no member of the Company Group has any obligations to provide benefits (including death or medical benefits) with respect to any Employee or Other Service Provider beyond the termination of such individual's service with the Company Group other than as required by applicable Law or by the terms of a Benefit Plan intended to be qualified under Section 401(a) of the Code, and none of the Company Group maintains, contributes to or sponsors any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

             (v)  Except as set forth in Section 5.1(h)(v) of the Company Disclosure Schedule, neither the execution of this Agreement, the approval of the Merger by the stockholders of the Company nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will (A) result in any payment becoming due, or increase the amount of compensation due, to any Employee or Other Service Provider, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any compensation or benefits, or (D) result in the payment of any amount, that could, individually or in combination with any other payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code.

            (vi)  With respect to each Non-U.S. Benefit Plan, except as would not be reasonably likely to result, individually or in the aggregate, in a material liability to the Company and its Subsidiaries, taken as a whole: (i) each Non-U.S. Benefit Plan is in compliance with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Non-U.S. Benefit Plan is maintained, to the extent those Laws are applicable to such Non-U.S. Benefit Plan; (ii) each Non-U.S. Benefit Plan has been administered at all times and in accordance with its terms; and (iii) all liabilities with respect to each Non-U.S. Benefit Plan have been funded in accordance with the terms of such Non-U.S. Benefit Plan, and applicable Law, and to the extent that liabilities in respect of any such Non-U.S. Benefit Plans exceed assets in respect of such plan, such shortfall amount has been reflected in Section 5.1(h)(vi) of the Company Disclosure Schedule.

          (i)    Labor.    The Company has provided Parent copies of all collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other agreements (each a "Collective Bargaining Agreement") with any union, works council, or labor organization to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (A) to the Knowledge of the Company, in the past three years, no Union or group of employees of the Company or any of its Subsidiaries has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Company or any of its Subsidiaries, or filed a petition for recognition with any Governmental Entity (except with respect to any Collective Bargaining Agreement previously provided to Parent); and (B) in the past three years there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, slowdowns, work stoppages or labor disputes with respect to the Company or any of its Subsidiaries.

          (j)    Compliance.

              (i)  The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local, municipal, foreign or supranational law, statute, treaty, or ordinance, common law, or any rule, regulation, judgment, order, consent agreement, writ, injunction, mandatory policy, binding directive, decree, arbitration award, agency requirement, decision, license or permit of any Governmental Entity (including the Sarbanes-Oxley Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), the National Industrial Security

    Program Operating Manual ("NISPOM") and all applicable U.S. government laws and regulations pertaining to the protection of classified information, and, in each case, any rules or regulations promulgated thereunder, and, where applicable, the U.K. Bribery Act 2010 and any anti-bribery or corruption legislation enacted by a Governmental Entity (collectively, "Anti-Bribery Acts")) (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, the Company and each of its Subsidiaries are not, and since the Applicable Date have not been, under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Law, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company is not investigating, as of the date hereof, any whistleblower allegations or other concerns regarding the Company's or any of its Subsidiaries' compliance with the FCPA, Anti-Bribery Acts or other applicable Laws, other than any such compliance concerns that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, grants, certifications, approvals, registrations, consents, authorizations, franchises, easements, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. All Licenses are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such License, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

             (ii)  Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (A) since the Applicable Date, none of the Company, its Subsidiaries or their respective, directors, officers, employees, agents, representatives or any other Person acting on their behalf have (1) used any corporate, Company (including its Subsidiaries') funds for any unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity; (2) made any direct or indirect unlawful payments from corporate funds to any foreign or domestic government employee or official for the purpose of influencing any act or decision of such individual or of any Governmental Entity or department, agency or instrumentality thereof; or (3) violated any provision of the FCPA or any Anti-Bribery Acts, in each case, in connection with his or her affiliation with, or the performance of his or her duties to, the Company or its Subsidiaries; (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company's and the Subsidiaries' assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management's directives and are properly recorded, in each case, in accordance with the FCPA and Anti-Bribery Acts; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and/or any Anti-Bribery Acts with respect to which the Company or any of its Subsidiaries would be liable will be prevented, detected and deterred.

            (iii)  Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and since the Applicable Date have been, in material compliance with all applicable Laws concerning the exportation of, or trade in, any products, technology, technical data and services, including those administered by the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; (B) the Company and its Subsidiaries are in material compliance with United States and international (including European Union) economic and/or trade sanctions, including those administered by the Office of Foreign Assets Control ("OFAC") within the United States Department of Treasury and/or by any authority or body of any Member State of the European Union; and (C) the Company and its Subsidiaries are in material compliance with any antiboycott regulations enacted and/or administered by the United States Department of Commerce, the FCPA, the European Union and any Member State of the European Union and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

            (iv)  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries is identified or has been identified since the Applicable Date on any of the following documents: (A) the OFAC list of "Specially Designated Nationals and Blocked Persons" ("SDNs"); (B) the Bureau of Industry and Security of the United States Department of Commerce "Denied Persons List," "Entity List" or "Unverified List"; (C) the Office of Defense Trade Controls of the United States Department of State "List of Debarred Parties"; (D) the "Consolidated List" of the United Kingdom's HM Treasury; (E) the Solicitor General of Canada's "Anti-Terrorism Act Listed Entities"; (F) the Australian Department of Foreign Affairs and Trade "Charter of the United Nationals Anti-terrorism—Persons and Entities List"; (G) the United Nations Security Council Counter—Terrorism Committee "Consolidated List"; (H) European Union Commission Regulation No. 1996/2001 of October 11, 2001; or (I) any similar list created or maintained by any Governmental Entity in the European Union. To the Knowledge of the Company, since the Applicable Date, neither the Company nor any of its Subsidiaries has been involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the U.S. government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

          (k)    Takeover Statutes.

              (i)  No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States ("Takeover Statutes") is applicable to the Company, the Shares, the Merger, the Support Agreement or the other transactions contemplated hereby or thereby.

             (ii)  Pursuant to the Company's certificate of incorporation, the Company has opted out of Section 203 of the DGCL and therefore Section 203 of the DGCL will not apply to Parent or Merger Sub with respect to this Agreement, the Support Agreement, the Merger and the other transactions contemplated hereby.

          (l)    Environmental Matters.    Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, since the Applicable Date:

              (i)  The Company and its Subsidiaries have been and are in compliance with applicable Environmental Laws.

             (ii)  The Company and its Subsidiaries possess and are in compliance with all Licenses required under applicable Environmental Laws (hereinafter "Environmental Permits") for the operation of their respective businesses. All such Environmental Permits are in full force and effect.

            (iii)  There are no claims, investigations, actions, suits, proceedings, reviews or inquiries under any Environmental Law pending nor, to the Knowledge of the Company, are there any claims, investigations, actions, suits, proceedings, reviews or inquiries under any Environmental Law threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable or involving any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries alleging noncompliance with or liability under any Environmental Law or Environmental Permit.

            (iv)  Neither the Company nor any of its Subsidiaries is subject to any order, decree, or judgment pursuant to Environmental Law or with respect to Hazardous Substances.

             (v)  Neither the Company nor any of its Subsidiaries is subject, by agreement or, to the Knowledge of the Company, by operation of law, to any liabilities arising pursuant to Environmental Law of any other Person, including, without limitation, any predecessors of the Company or any of its Subsidiaries or with respect to any property formerly owned or operated by the Company or any of its Subsidiaries.

            (vi)  Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other Person has disposed of, arranged for the disposal of, transported, or released any Hazardous Substance in any manner that would reasonably be expected to give rise to the Company or any of its Subsidiaries incurring any remedial obligation, corrective action requirement or other liability or obligation under applicable Environmental Laws or Environmental Permits.

          As used herein, the term "Environmental Law" means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning public health and safety and the pollution or protection, preservation or restoration of the environment (including air, water, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life, soil and any other natural resources), or (B) the presence, use, manufacturing, refining, production, generation, transportation, treatment, recycling, transfer, distribution, importing, labeling, testing, processing, discharge, storage, handling, release, threatened release, control, cleanup or disposal of Hazardous Substance, in each case as amended and presently in effect.

          As used herein, the term "Hazardous Substance" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect pursuant to any applicable Environmental Law, or any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

          (m)    Taxes.

              (i)  The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member, but, in the case of such a group of which the Company or any of its Subsidiaries has been a member, only with respect to any period in which the Company or such Subsidiary was a member of such group) (A) have properly prepared in good faith and timely filed, or had timely filed on its behalf (taking into account any extension of time within which to file) with the appropriate Governmental Entity all income and other material Tax Returns required to be filed by any of them and all material elections have been timely filed by them, and all such filed Tax Returns are correct, complete and accurate in all material respects, except to the extent any contest in respect of any such Tax Return is pending in accordance with the succeeding clause (C) of this Section 5.1(m)(i); (B) have complied with all material applicable information reporting requirements relating to material Taxes; (C) have timely paid (or will timely pay) to the appropriate Tax Authority all Taxes that are required to be paid or withheld and paid over to the appropriate Tax Authority and all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except to the extent that such Taxes are being contested in good faith and a reserve for such Taxes has been established on the financial statements included in the Company Reports in accordance with GAAP for the payment of such Taxes; (D) have not incurred, since the date of the Company Reports any material liability for Taxes other than in the ordinary course of business; (E) have no material liability for Taxes in excess of the amount of accruals or reserves so established in the Company Reports; and (F) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency. There are no material Liens for Taxes on any property of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or Permitted Liens.

             (ii)  As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of material Taxes imposed on the Company or any Subsidiary (or any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member, but, in the case of such a group of which the Company or any of its Subsidiaries has been a member, only with respect to any period in which the Company or such Subsidiary was a member of such group). Since the Applicable Date, no material claim has been made against the Company or any of its Subsidiaries by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to a material amount of Tax by that jurisdiction. No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in accordance with GAAP in the Company Reports. The Company has made available to Parent complete and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended June 30, 2011, June 30, 2012 and June 30, 2013.

            (iii)  Neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or would reasonably be expected to be nondeductible under Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in, or is currently participating in, any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local or non-U.S. Tax Law.

            (iv)  Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, indemnification, allocation or similar contract or agreement, other than any such agreement or similar contract among or between the Company and one or more Subsidiaries or between Subsidiaries and Tax sharing or indemnification provisions in commercial agreements that are not primarily concerned with Taxes, such as lease agreements.

             (v)  The Company or any of its Subsidiaries does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of any federal, state, provincial, local or foreign law) or as a transferee or successor for any Taxes of any Person other than the Company or its Subsidiaries.

            (vi)  There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or similar foreign, state, provincial or local Tax laws) that are required to be taken into account by the Company or its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

           (vii)  Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (A) in the two years prior to the date hereof or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (viii)  Each of the Company and any of its Subsidiaries has conducted all material intercompany transactions in substantial compliance with the principles of Section 482 of the Code (or any similar provisions of state, local or foreign Tax law) and has complied in all material respects with applicable rules relating to transfer pricing (including the filing of all material required transfer pricing reports).

          As used in this Agreement, (A) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all U.S. federal, state, local and foreign income, capital gains, alternative or add-on minimum tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, production, value added, transfer, license, estimated, occupancy, windfall profit tax, escheat tax and other taxes, duties, fees, charges or other similar assessments, together with all interest, penalties fines, additions to Tax, deficiency assessments or additional amounts imposed with respect to such amounts, by any Governmental Entity; (B) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents or attachments thereto or amendments thereof) required to be supplied to a Tax authority relating to Taxes; (C) the term "Tax Law" means any applicable Law relating to Taxes; and (D) the term "Tax Authority" means any Governmental Entity charged with the administration of any Tax Law.

          (n)    Intellectual Property.

              (i)  Section 5.1(n)(i) of the Company Disclosure Schedule sets forth a list of all material patents, patent applications, registered Trademarks, applications to register Trademarks, registered Copyrights and applications to register Copyrights, and registered domain names, in each case that are owned by the Company or a Subsidiary (collectively, the "Registered Intellectual Property"). To the Knowledge of the Company, each material item of Registered Intellectual Property is valid and enforceable, and is not, to the Knowledge of the Company, being misappropriated, violated, or infringed by any third party.

             (ii)  Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted; (B) no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property; (C) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and (D) the Company and/or its Subsidiaries take and have taken commercially reasonable actions to maintain the secrecy of any material Trade Secrets owned by the Company or its Subsidiaries.

          As used in this Agreement, the term "Intellectual Property" means all intellectual property rights of any type or nature recognized by law, however denominated, throughout the world, including, (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, and other similar designations of source or origin, together with the goodwill symbolized by all of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter, including compilations and moral rights and rights of attribution and integrity ("Copyrights"), (iv) computer programs (whether in source code, object code, or other form), and (v) trade secrets and all other confidential information, know-how, inventions (whether or not reduced to practice), proprietary processes, formulae, algorithms, models, and methodologies ("Trade Secrets").

          (o)    Insurance.    The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (i) all insurance policies maintained by the Company or any of its Subsidiaries ("Insurance Policies") are in full force and effect and all premiums due with respect to such Insurance Policies have been paid in accordance with the terms of such policies, (ii) neither the Company nor any of its Subsidiaries is in breach or default of any of its Insurance Policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or modification of any of such policies and (iii) other than in connection with ordinary course renewals, neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, or non-renewal with respect to any Insurance Policy.

          (p)    Opinion of Financial Advisor; Brokers.

              (i)  Each of Goldman Sachs & Co. and Stifel, Nicolaus & Company has delivered to the Company Board its opinion, dated the date of this Agreement, that, as of such date and subject to the various assumptions, limitations and qualifications set forth therein, the Per Share Merger Consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders. Copies of such opinions have been provided to Parent or, if written opinions are not available as of the date of this Agreement, will be provided to Parent promptly after the date of this Agreement.

             (ii)  Except as set forth on Section 5.1(p)(ii) of the Company Disclosure Schedule, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

          (q)    Properties.

              (i)  Section 5.1(q)(i) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company and its Subsidiaries (the "Owned Real Property"). Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries own any other real property, (ii) none of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any portion of the Owned Real Property, (iii) none of the Company or any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the

    Owned Real Property or any portion thereof or interest therein to any Person, (iv) all buildings, structures, fixtures and building systems included in the Owned Real Property are in operating condition in all material respects, subject to reasonable wear and tear, and sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its Subsidiaries, and (v) the present use of the land, buildings, structures and improvements on the Owned Real Property are in conformity with applicable Laws in all material respects. The Company or its applicable Subsidiary has good, valid and marketable fee simple title to each parcel of real property and all personal property purported to be owned by the Company or any of its Subsidiaries, free and clear of all Liens, other than Permitted Liens.

             (ii)  Section 5.1(q)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all material leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect (the "Leases", or individually, a "Lease"). Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property and personal property purported to be leased or subleased by the Company or any of its Subsidiaries, free and clear of all subtenancies and other occupancy rights and Liens, other than Permitted Liens, and (A) all Leases are valid and in full force and effect against the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and (B) there is not, under any of such Leases, any existing material default by the Company or any of its Subsidiaries which, with or without notice, lapse of time or both, would become a material default by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the real property under the Leases.

            (iii)  Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, no condemnation proceeding is pending or, to the Knowledge of the Company, threatened against any of the real property purported to be owned or leased by the Company or any of its Subsidiaries.

            (iv)  As of the date hereof, there are no material construction or alteration projects currently ongoing with respect to any Owned Real Property.

          As used in this Agreement the term "Permitted Liens" means: (A) liens and restrictions on real property (including zoning restrictions, easements, covenants, rights-of-way or other restrictions on the use of real property) that (i) are matters of record or (ii) have been disclosed by the Company to Parent prior to the date hereof in a reasonably current, accurate survey of such real property (provided that such liens, encumbrances or restrictions do not, individually or in the aggregate, materially and adversely interfere with the ownership, operation or use of such real property or the Company's or its Subsidiaries' operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company's or its Subsidiaries' current business operations at such location); (B) Liens imposed by carriers', warehousemen's, landlords' and mechanics' liens, in each case incurred in the ordinary course of business consistent with past practice; (C) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; and (D) other Liens or encumbrances that do not materially impair the ownership, operation or use of the assets to which they relate.

          (r)    Affiliate Transactions.    Since the Applicable Date, as of the date hereof there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

          (s)    Contracts.

              (i)  Except as set forth in Section 5.1(s)(i) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any: (A) Contract required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (B) Contract with respect to partnerships, joint ventures, limited liability or similar arrangements or agreement; (C) Contract containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, any type of product or service, and channel of distribution, or field of commercial endeavor or geographical area in which or with regard to which the Company, its Subsidiaries or, after the Effective Time, Parent or any Affiliate of Parent (including the Surviving Corporation and its Subsidiaries) may operate or granting material exclusive rights to the counterparty thereto (including any agreement to which the Company or any of its Subsidiaries is subject that grants to any party most-favored-nation or similar rights); (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be likely to prevent, materially delay or materially impede the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement or that would accelerate payment obligations, performance deadlines, or modify or accelerate any other material obligation due to the Merger or other transactions contemplated by this Agreement; (E) Collective Bargaining Agreement or similar agreement; (F) Contract pursuant to which the Company or any of its Subsidiaries has, or has guaranteed, any Indebtedness in an amount in excess of $2,000,000 outstanding (other than intercompany indebtedness); (G) Contract licensing or otherwise specifically concerning Intellectual Property (except for Contracts with respect to non-exclusive, commercially available, off-the-shelf software that do not require payments in excess of $2,500,000 over the term of the Contract(s) pertaining to such software) that is material to the business of the Company and its Subsidiaries, taken as a whole; (H) Contract that accounted for aggregate revenue to, or payments by, the Company or any of its Subsidiaries of more than $5,000,000 during the Company's fiscal year ended June 30, 2013; (I) Contract (or series of related Contracts) entered into after the Applicable Date that involves the acquisition from another person or disposition to another Person, directly or indirectly (by merger, license, sale of stock, sale of assets or otherwise), of assets (including real property) or capital stock, equity interests or other ownership interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $2,500,000 (other than acquisitions or dispositions of inventory in the ordinary course of business and consistent with past practice); (J) Contract (or series of related Contracts) with any agency or department of the United States federal government or other Governmental Entity, or other Government Contract, for the purchase of goods and/or services from the Company or any of its Subsidiaries which would reasonably be expected to result in payments to the Company or any of its Subsidiaries in excess of $2,500,000; (K) Contract that relates to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $2,500,000; (L) Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock or other ownership interests of the Company or any wholly-owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly-owned Subsidiary of the Company; (M) Contract that creates or grants a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) that is material to the Company and its Subsidiaries, taken as a whole, other than any Permitted Lien; (N) Contract with a customer or a supplier of the Company or any of its Subsidiaries, in each case with a term greater than one (1) year that provides by its terms for the receipt or expenditure of more than $5,000,000 on an annual basis; (O) Contract pursuant to which the Company or any of its Subsidiaries has, directly or indirectly, made any loan or capital contribution to, or other investment in, any Person of more than $1,000,000 (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business consistent with past practice); or (P) Contract between the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand, containing any restrictive covenant in favor of the Company or any of its Subsidiaries relating to competition, business opportunities or the solicitation of employees, customers or other business constituencies. Each such Contract described in clauses (A)-(P) above is referred to herein as a "Material Contract". "Indebtedness" means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases, finance lease or similar obligation on a balance sheet under GAAP; (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (D) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (E) any guarantee of any such obligations, or for which the Company or its Subsidiaries is or may become responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, in each case described in clauses (A) through (D) of this definition.

             (ii)  Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and will not have a Company Material Adverse Effect. There is no default or breach under any Material Contract either by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default or breach thereunder by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be likely to have, a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim of any default under any Material Contract or any written notice. Complete and correct copies of each Material Contract have been delivered or made available to Parent prior to the date hereof.

          (t)    Government Contracts.    Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect: (i) since the Applicable Date, the Company and its Subsidiaries have complied with all terms and conditions of any Government Contracts under which there were open performance or warranty obligations since the Applicable Date, (ii) the Company and each of its Subsidiaries has complied in all respects with all requirements of statute, rule, regulation, order or agreement with the U.S. government enforceable under any Government Contract under which there were open performance or warranty obligations since the Applicable Date, (iii) all representations and certifications executed, acknowledged or set forth in such Government Contract were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries has complied in all respects with all such representations and certifications, (iv) with respect to any Government Contract under which there were open performance or warranty obligations since the Applicable Date, there has been no (A) civil fraud, criminal act or bribery (in each case as such concept is defined under the state or federal laws of the United States), or any other material violation of applicable Law, by the Company or any of its Subsidiaries or any director, officer, or employee having primary management or supervisory responsibilities of the Company or any of its Subsidiaries or criminal investigation by any Governmental Entity, nor has the Company or any of its Subsidiaries made any voluntary or mandatory disclosure to any Governmental Entity with respect thereto, (B) misstatement or omission by the Company, its Subsidiaries or any of their respective Principals arising under or relating to such Government Contract, (C) written request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or a reasonable basis for a claim by any Governmental Entity of defective pricing in violation applicable acquisition or procurement regulations of a Governmental Entity, or (D) dispute between the Company or any of its Subsidiaries and a Governmental Entity, (v) since the Applicable Date, with respect to any Bid there has been no misstatement or omission by the Company, its Subsidiaries or any of their respective Principals arising under or relating to such Bid, (vi) since the Applicable Date, no Government Contract has been terminated by a Governmental Entity for default and there has been no written claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity with respect to any Government Contract, (vii) neither the Company, its Subsidiaries nor any of its or their respective Principals has been debarred or suspended from participation in the award of contracts by any Governmental Entity or has been declared nonresponsible or ineligible for Governmental Entity contracting (it being understood that debarment, suspension and nonresponsibility do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements), and (viii) neither the Company nor any Subsidiary is a party to any Government Contract that would result in a loss on the completion or performance thereof. Except for such matters that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (A) to the Knowledge of the Company, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries and (B) neither the Company nor any Subsidiary has, since the Applicable Date, been terminated for default under any Government Contract, and no cure notice or show cause notice has been issued or, to the Knowledge of the Company, threatened, and remains unresolved with respect to any Government Contract.

          For all purposes of this Agreement, (i) "Government Contract" means any prime contract, subcontract, teaming agreement, joint venture agreement, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, cooperative agreement, Bid, change order, arrangement or other commitment, in each case for which performance is active between the Company or any Subsidiary thereof and (A) a Governmental Entity, (B) any prime contractor to a Governmental Entity or (C) any subcontractor with respect to any contract described in clause (A) or (B); and (ii) "Bid" means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by the Company or any Subsidiary thereof.

          (u)    Certain Access and Clearance Matters.    The conduct of the business of the Company or its Subsidiaries does not require any of them or their respective employees to have (i) access to proscribed information (as defined in the NISPOM), except for the items set forth in Section 5.1(u)(i) of the Company Disclosure Schedule (such Contracts and other items, the "Proscribed Information Arrangements"), or (ii) any facility or personnel security clearance other than a Confidential or Secret security clearance. Prior to the date hereof, the Company has made available to Parent complete and correct copies of each of the DD Forms 254 that are effective as of the date of this Agreement with respect to the Company, its Subsidiaries or any of their employees, each of which is listed on Section 5.1(u)(ii) of the Company Disclosure Schedule.

          (v)    No Other Parent or Merger Sub Representations or Warranties.    Except for the representations and warranties set forth in Section 5.2 and the Support Agreement, the Company hereby acknowledge that neither Parent, Merger Sub nor any of their Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their Subsidiaries or their respective business or operations. None of Parent, Merger Sub nor any of their Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or its stockholders, directors, officers, employees, affiliates or representatives, or the use by the Company or its respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or its stockholders, directors, officers, employees, affiliates or representatives, including in certain "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, except in each case as set forth in this Agreement or the Support Agreement.

        5.2    Representations and Warranties of Parent and Merger Sub.     Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a)    Organization, Good Standing and Qualification.    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company, prior to the date hereof, complete and correct copies of Parent's and Merger Sub's certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.

          (b)    Corporate Authority and Approval.

              (i)  Each of Parent and Merger Sub has all requisite company power and authority and has taken all company action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the (i) approval of this Agreement and the transactions contemplated hereby, including the Merger, by a majority of the votes cast by the holders of the outstanding ordinary shares of Parent entitled to vote on such matter at a shareholders' meeting duly called and held for such purpose (the "Requisite Parent Vote") and (ii) adoption of this Agreement by the sole stockholder of Merger Sub (the "Requisite Merger Sub Vote"), which will occur, in the case of (i), as soon as reasonably practicable following the execution of this Agreement and (ii) in the case of (ii), promptly following execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

             (ii)  The Parent Board has resolved to recommend approval of this Agreement and the Merger and the other transactions contemplated hereby by Parent's shareholders (such recommendation, the "Parent Recommendation"). The Parent Board has directed that this Agreement be submitted to Parent's shareholders for their approval. Other than the Requisite Parent Vote and the Requisite Merger Sub Vote, no other company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (c)    No Conflict; Required Filings and Consents.

              (i)  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub does not and will not: (A) conflict with or violate any provision the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; or (B) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (H) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination, cancellation, or right of termination, acceleration or other alteration in the rights under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties or assets are bound or any Law to which Parent or Merger Sub or any of their respective properties or assets is subject, except, in the case of clause (B) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

             (ii)  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent or Merger Sub to make or obtain any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) the applicable requirements of the Exchange Act and the applicable rules and regulations promulgated thereunder; (B) the filing of the pre-merger notification report under the HSR Act, and the applicable rules and regulations promulgated thereunder; (C) the applicable requirements of the NYSE; (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (E) the applicable requirements of any Foreign Antitrust Laws; (F) Completion of CFIUS Process; (G) approval of the shareholder circular to be prepared by Parent and sent to its shareholders in connection with the Merger (the "Parent Shareholder Circular") by, and the filing of the Parent Shareholder Circular with, the United Kingdom's Financial Conduct Authority (the "FCA") and (H) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

          (d)    Litigation.    As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be likely to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

          (e)    Available Funds.    Parent will have at the Closing funds sufficient to (i) pay the Per Share Merger Consideration, (ii) repay all Indebtedness of the Company contemplated in this Agreement or otherwise required in connection with the Merger, (iii) pay any and all fees and expenses required to be paid by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement and (iv) satisfy all of the other payment obligations of Parent and/or Merger Sub contemplated hereunder.

          (f)    Capitalization of Merger Sub.    The authorized capital stock of Merger Sub consists solely of one hundred (100) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (g)    Brokers.    No agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

          (h)    Absence of Certain Agreements.    Other than the Support Agreement, as of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding, or authorized, committed or agreed to enter into any agreement, arrangement or understanding (i) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal (as defined below) or (ii) with any member of the Company's management or directors that relates to the Company or the transactions contemplated by this Agreement.

          (i)    Stock Ownership.    Neither Parent nor Merger Sub owns, beneficially or of record, any shares of capital stock of the Company.

          (j)    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Section 5.1 and the Support Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including in certain "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement, except in each case as set forth in this Agreement or the Support Agreement.

          (k)    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and that Parent and Merger Sub have made their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby (i) acknowledge that, except as otherwise set forth in this Agreement, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) and (ii) disclaim any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made by, or made available by, the Company or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent or Merger Sub or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing, except in each case as set forth in this Agreement or the Support Agreement.

ARTICLE VI

COVENANTS

        6.1    Interim Operations.

          (a)   The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly contemplated by this Agreement or required by applicable Laws or as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company and its Subsidiaries shall cause the business of it and its Subsidiaries to be conducted in the ordinary course consistent with past practice and it and its Subsidiaries shall use their respective reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental

  Entities, customers, suppliers, officers, employees, lenders and business associates. Without limiting the generality of the foregoing, and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or specifically permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as is required by applicable Laws or (D) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

              (i)  adopt any change in the certificate of incorporation or bylaws or other applicable governing instruments of the Company or any of its Subsidiaries;

             (ii)  merge, amalgamate or consolidate the Company or any of its Subsidiaries with any other Person;

            (iii)  make any acquisition of (A) all or substantially all of the capital stock or other ownership interests, business or assets of any other Person (or a business division thereof), whether by way of stock purchase, asset purchase, merger, consolidation or otherwise or (B) assets of any other Person with a value or purchase price in the aggregate in excess of $5,000,000, in each case in any transaction or series of related transactions;

            (iv)  issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries (other than the issuance of Shares upon the settlement of RSUs and PRSUs outstanding as of the date hereof or issued pursuant to and in accordance with the proviso in Section 6.1(a)(xv) (and dividend equivalents thereon, if applicable)), or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other ownership interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, ownership interests or such convertible or exchangeable securities or otherwise make any changes (by combination, merger, consolidation, amalgamation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries;

             (v)  make any loans, advances or capital contributions to or investments in any Person (other than loans or advances of less than $250,000 in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such Persons;

            (vi)  authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, other ownership interests or other securities, property or otherwise, with respect to any of its capital stock or other ownership interests (except dividends paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock or other ownership interests;

           (vii)  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other ownership interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other ownership interests (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of RSUs or PRSUs to the extent permitted by the Stock Plan);

          (viii)  incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any Indebtedness (directly, contingent or otherwise) (other than (A) any letters of credit issued in the ordinary course of business consistent with past practice and (B) any swap agreements and collar agreements entered into in the ordinary course of business consistent with past practice);

            (ix)  except (A) as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Schedule, (B) for expenditures in the ordinary course of business consistent with past practice or (C) for expenditures related to operational emergencies, make or authorize any capital expenditures in excess of $1,000,000 individually or $2,500,000 in the aggregate;

             (x)  make any material changes with respect to financial or Tax accounting policies or procedures or any of its methods of reporting income, deductions or other items to financial accounting purposes, except as required by applicable Law or by changes in GAAP;

            (xi)  other than Dissenting Shares (which is the subject of Section 4.2(f)), stockholder litigation (which is the subject of Section 6.16) or as contemplated by Section 6.6, settle any litigation, arbitration or other proceedings before a Governmental Entity for an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate provided that any such settlement does not impose equitable relief on, or require the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

           (xii)  change its fiscal or Tax year or, except to the extent required by Law, make or change any material Tax election;

          (xiii)  enter into any settlement, compromise or closing agreement with respect to any material Tax liability or Tax refund or file any amended Tax Return with respect to any material Tax;

          (xiv)  transfer, sell, lease, license, mortgage, pledge, surrender, exchange, swap, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, product lines or businesses of the Company or its Subsidiaries, including capital stock or other ownership interests of any of its Subsidiaries, other than sales of inventory in the ordinary course of business consistent with past practice or pursuant to Contracts in force on the date of this Agreement that have been made available to Parent prior to the date hereof or transactions solely among the Company and/or its wholly-owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries and other than pursuant to Contracts in effect prior to the date of this Agreement (copies of which have been made available to Parent prior to the date hereof);

           (xv)  except as required pursuant to a Benefit Plan in effect prior to the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any Employees or Other Service Providers, other than in the ordinary course of business consistent with past practice, (B) increase the compensation to any Employees or Other Service Providers, other than, after consultation with Parent, increases in base salaries to non-executive officers of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to result in a material increase to any payment required to be made in respect of any retention agreement or similar arrangement related to the transactions contemplated by this Agreement, (C) establish, adopt, terminate or materially amend any Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Benefit Plan if it were in existence on the date hereof, other than in the ordinary course of business consistent with past practice and to the extent that such action would not reasonably be expected to result in material expense or liability to the Company or any of its Subsidiaries, (D) grant any equity or equity-based awards; provided that, after consultation with Parent, the Company may issue RSUs and/or PRSUs in respect of not more than 20,000 Shares, in the aggregate, to newly-hired employees in the ordinary course of business, (E) hire any new employee of the Company or any Subsidiary of the Company or engage any other individual to provide services to the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice; provided that the Company shall not grant any equity or equity-based awards to any such individual except in accordance with this Section 6.1(a)(xv), or (F) terminate any current employee of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice;

          (xvi)  adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

         (xvii)  grant any Lien other than Permitted Liens and except in connection with Indebtedness permitted under Section 6.1(a)(viii);

        (xviii)  enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

          (xix)  enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

           (xx)  fail to maintain existing Insurance Policies or comparable replacement policies, in each case, to the extent available for a similar cost provided such cost is reasonable;

          (xxi)  materially amend or modify, extend, terminate, sublease or grant any waiver under, any Material Contract, any Lease or any Contract that would constitute a Material Contract or a Lease if entered into prior to the date hereof (other than the expiration or renewal of any Material Contract or any Lease in accordance with its terms), in each case, other than in the ordinary course of business consistent with past practice;

         (xxii)  enter into any transactions, agreements, arrangements or understandings with any Significant Holder (as such term is defined in the Support Agreement) or their respective affiliated entities (other than the Company and its Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act; or

        (xxiii)  agree, authorize or commit to do any of the foregoing.

          (b)   Between the date hereof and the Effective Time, Parent shall not knowingly take or permit any of its Affiliates to take any action that would reasonably be expected to adversely affect, prevent or delay in any material respect the consummation of the Merger.

        6.2    Acquisition Proposals.

          (a)   Except as expressly permitted by this Section 6.2, on and after the date hereof, the Company and its Subsidiaries shall, and the Company shall use reasonable best efforts to cause, its and its Subsidiaries' respective directors, officers, employees, controlled Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives"), to (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage or knowingly facilitate, directly or indirectly, any inquiries regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or inquiry that may reasonably be expected to lead to any Acquisition Proposal, (C) enter into any agreement, agreement in principle, letter of intent, or other understanding or arrangement with respect to any Acquisition Proposal, (D) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal or (E) publicly propose to do any of the foregoing. Promptly (but in any event within two (2) business days) after the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, at any time from the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, if the Company receives a written Acquisition Proposal from any Person or a request from a Person to waive any applicable prohibition with respect to the confidential submission of an Acquisition Proposal or amendment thereto and/or to waive any prohibition with respect to having discussions or negotiations with and/or entering into an agreement with one or more Persons in connection with an Acquisition Proposal, in each case, in effect prior to the date hereof, then, in each case, (A) the Company and its Representatives may provide information in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person), prior to providing such information, an executed confidentiality agreement on terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that, notwithstanding the terms of the Confidentiality Agreement, such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company Board in confidence) and may waive any prohibition with respect to (I) submission of Acquisition Proposals or amendments thereto and/or (II) having discussions or negotiations with and/or entering into an agreement with one or more other Persons in connection with any such Acquisition Proposal, in each case, in effect prior to the date hereof; provided that the Company shall promptly (but in any event within thirty-six (36) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub, (B) the Company and its Representatives may engage or participate in discussions or negotiations with such Person and (C) after having complied in all material respects with Section 6.2(d) (provided that the Company shall not have intentionally breached any covenant or agreement set forth in Section 6.2(d)), the Company and the Company Board may adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an Acquisition Proposal, if and only if (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above in the case of an Acquisition Proposal, the Company Board determines in good faith based on the information then available and after consultation with its outside financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (z) in each such case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal (taking into account any adjustment or revisions made by Parent in response to such Acquisition Proposal in accordance with Section 6.2(d)).

          (c)   For purposes of this Agreement:

          "Acquisition Proposal" means (i) any bona fide proposal or offer with respect to a merger, joint venture, partnership, consolidation, tender offer, recapitalization, share exchange, business combination or similar transaction or series of transactions involving the direct or indirect acquisition of more than 20% of the total voting power of the capital stock or other ownership interests, or more than 20% of the consolidated assets, of the Company and its Subsidiaries or (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock or other ownership interests, or more than 20% of the consolidated assets, of the Company and its Subsidiaries, in one transaction or a series of transactions, in each case other than the transactions contemplated by this Agreement.

          "Superior Proposal" means a written Acquisition Proposal involving more than 50% of the total voting power of the capital stock or other ownership interests, or more than 50% of the consolidated assets, of the Company and its Subsidiaries that the Company Board has determined in its good faith judgment, after consultation with its outside financial and legal advisors (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal that the Company Board deems relevant and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company's stockholders taking into account all relevant factors the Company Board, acting in a manner consistent with its fiduciary duties, deems relevant than the transaction contemplated by this Agreement (taking into account any adjustment or revisions made by Parent in response to such Acquisition Proposal in accordance with Section 6.2(d)).

          (d)   Except as set forth in this Section 6.2(d), the Company Board shall not:

              (i)  withhold, withdraw, qualify, change or modify (or publicly propose or resolve to withhold, withdraw, qualify, change or modify), in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal;

             (ii)  take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act (any of the actions described in the foregoing clause (i) or this clause (ii) being referred to as a "Company Adverse Recommendation Change"); provided, however, that any public statement other than a "stop, look and listen" statement of the type contemplated by Rule 14d-9(f) under the Exchange Act or a recommendation against acceptance of such tender or exchange offer shall be deemed to be a Company Adverse Recommendation Change;

            (iii)  cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent, memorandum of understanding or agreement in principle with respect thereto (other than a confidentiality agreement referred to in Section 6.2(b)) relating to any Acquisition Proposal (an "Alternative Acquisition Agreement"); or

            (iv)  take any action pursuant to Section 8.3(a).

          Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the time the Requisite Company Vote is obtained, the Company Board may make a Company Adverse Recommendation Change, if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (such action or failure to act by the Company Board, a "Company Change of Recommendation") and, in the event of a Company Change of Recommendation, the Company Board may also take action pursuant to Section 8.3(a) of this Agreement in connection with accepting a Superior Proposal as contemplated herein; provided that prior to any Company Change of Recommendation or action pursuant to Section 8.3(a) of this Agreement:

            (A)  the Company shall have provided prior written notice to Parent and Merger Sub, at least four (4) business days in advance, of its intention to effect a Company Change of Recommendation or to take action pursuant to Section 8.3(a), which notice, if the intended Company Change of Recommendation is not the result of a Superior Proposal, shall specify in reasonable detail the reasons for such Change of Recommendation and, if concerning an intended Company Change of Recommendation that is the result of a Superior Proposal, shall specify the identity of the party making such Superior Proposal and the material terms thereof;

            (B)  after providing such notice and prior to effecting such Company Change of Recommendation or taking such action pursuant to Section 8.3(a), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Company Change of Recommendation or take such action pursuant to Section 8.3(a) in response to such a Superior Proposal; and

            (C)  the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent and (x) if the intended Company Change of Recommendation is the result of a Superior Proposal, shall have determined in good faith after consultation with its outside legal counsel that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect and (y) if the intended Company Change of Recommendation is not the result of a Superior Proposal, shall have determined in good faith after consultation with its outside financial advisor and outside legal counsel that failure to effect a Company Change of Recommendation would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law if such changes were to be given effect;

  provided that, if the intended Company Change of Recommendation is the result of a Superior Proposal, in the event of any material revision to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(d) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to two (2) business days before the Company Change of Recommendation or action pursuant to Section 8.3(a) (rather than the four (4) business days otherwise contemplated by this Section 6.2(d)).

          (e)   Subject to the Company's compliance with Section 6.2(d), nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (ii) making any "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act.

          (f)    Promptly (but in any event within thirty-six (36) hours) after the taking of any of the actions referred to in Section 6.2(b), the Company shall (i) notify Parent that it has provided any nonpublic information in connection with an Acquisition Proposal, (ii) notify Parent it has entered or intends to enter into discussions or negotiations or waive any prohibition with respect to submission of Acquisition Proposals (or amendments thereto) as provided in Section 6.2(b) and (iii) provide to Parent a copy of any documents relating to any Acquisition Proposal delivered to the Company or any of its Subsidiaries, including the identity of the party or parties making such Acquisition Proposal. In addition, the Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within thirty-six (36) hours), of the status and material terms of any proposals or offers (including by providing copies of any amendments or other documents thereto) and the status of any discussions, negotiations or developments, including any change in the Company's intentions as previously notified, regarding any Acquisition Proposal. The Company hereby agrees that it shall not, and shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 6.2(f) or complying with Section 6.2(d).

        6.3    Proxy Statement; Parent Shareholder Circular.

          (a)   The Company shall prepare and file with the SEC, as promptly as practicable following the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including the letter to stockholders, notice of meeting, form of proxy and any amendment or supplement thereto, the "Proxy Statement"), which Proxy Statement shall include, subject to Section 6.2(d), the Company Recommendation. The Company agrees, as to itself and its Subsidiaries, that, at the time it is filed with the SEC, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

          (b)   In connection with the Parent Shareholders Meeting (as defined below), Parent shall prepare and file with the FCA a draft of the Parent Shareholder Circular (accompanied by all documents required to be submitted with it under the Listing Rules of the FCA (the "Listing Rules")) as promptly as practicable following the date hereof, which Parent Shareholder Circular shall include, subject to Section 6.3(g), the Parent Recommendation. Parent agrees that, at the time it is approved by the FCA, at the date of mailing to shareholders of Parent and (read together with any supplements sent to Parent's shareholders) at the time of the Parent Shareholders Meeting, the Parent Shareholder Circular will comply in all material respects with the applicable provisions of the Listing Rules.

          (c)   Each of the Company, Parent and Merger Sub agrees that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Parent Shareholder Circular will, at the time the Proxy Statement is filed with the SEC or at the time the Parent Shareholder Circular is approved by the FCA, at the date of mailing of the Proxy Statement to stockholders of the Company or at the date of mailing the Parent Shareholder Circular to shareholders of Parent, as applicable, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders Meeting or Parent Shareholders Meeting, as applicable, any event or circumstance relating to the Company, Parent, Merger Sub or their respective Affiliates should be discovered by the Company, Parent or Merger Sub or their respective Affiliates which, pursuant to the Securities Act, Exchange Act or the Listing Rules, as applicable, should be set forth in an amendment or a supplement to the Proxy Statement or Parent Shareholder Circular, as applicable, such party shall promptly inform the Company or Parent, as applicable, and the

  Company or Parent, as applicable, shall, reasonably promptly after becoming aware thereof, amend or supplement, as applicable, the Proxy Statement or Parent Shareholder Circular, as applicable, to include disclosure of such fact or event and, to the extent required by applicable Law, disseminate such amended or supplemented Proxy Statement to the stockholders of the Company or Parent Shareholder Circular to the shareholders of Parent, as applicable.

          (d)   The Company shall promptly notify Parent of the receipt of all comments of the SEC or the staff of the SEC with respect to the Proxy Statement and of any request by the SEC or the staff of the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC or the staff of the SEC with respect to the Proxy Statement. The Company shall (i) use its reasonable best efforts (with the reasonable assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or the staff of the SEC, (ii) use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after the date hereof (subject to the reasonable cooperation of Parent in connection therewith) and (iii) cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

          (e)   Parent shall keep the Company reasonably informed with respect to all comments of the FCA or the staff of the FCA with respect to the Parent Shareholder Circular and of any request by the FCA or the staff of the FCA for any amendment or supplement thereto or for additional information and shall keep the Company reasonably informed of all correspondence between Parent and/or any of its Representatives and the FCA or the staff of the FCA with respect to the Parent Shareholder Circular. Parent shall (i) use its reasonable best efforts (with the reasonable assistance of the Company) to promptly provide responses to the FCA with respect to all comments received on the Parent Shareholder Circular from the FCA or the staff of the FCA, (ii) use its reasonable best efforts (with the reasonable assistance of the Company) to have the Parent Shareholder Circular approved by the FCA as soon as reasonably practicable after the date hereof (subject to the reasonable cooperation of the Company in connection therewith) and (iii) cause the definitive Parent Shareholder Circular to be mailed promptly after the date on which it is approved by the FCA.

          (f)    Subject to applicable Law, notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably proposed by Parent. Subject to applicable Law, notwithstanding anything to the contrary stated above, prior to filing or mailing the Parent Shareholder Circular filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the FCA or the staff of the FCA with respect thereto, Parent shall provide the Company with a reasonable opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably proposed by the Company.

          (g)   Parent shall procure that the Parent Board shall not withhold, withdraw, qualify, change or modify (or publicly propose or resolve to withhold, withdraw, qualify, change or modify), in a manner adverse to the Company, the Parent Recommendation or omit to include the Parent Recommendation in the Parent Shareholder Circular and make it at the Parent Shareholders Meeting, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) any proposal or resolution which would be inconsistent with or adverse to the consummation of the Merger (such action or failure to act by the Parent Board, a "Parent Change of Recommendation") unless the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action (or make such an omission) would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law; provided, that prior to any Parent Change of Recommendation:

            (A)  Parent shall have provided prior written notice to the Company, at least four (4) business days in advance of its intention to effect a Parent Change of Recommendation, which notice shall specify in reasonable detail the reasons for such Parent Change of Recommendation;

            (B)  after providing such notice and prior to effecting such Parent Change of Recommendation, Parent and Merger Sub shall, and shall cause their Representatives to, discuss with the Company the nature and rationale for such proposed Parent Change of Recommendation and negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement as would permit Parent not to effect a Parent Change of Recommendation (in each case, to the extent the Company desires to do so); and

            (C)  the Parent Board shall have considered in good faith any changes to this Agreement offered in writing by the Company and shall have determined in good faith after consultation with its outside legal counsel that failure to effect a Parent Change of Recommendation would reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law if such changes were to be given effect.

        6.4    Company Stockholders Meeting.    Unless this Agreement has been terminated pursuant to Article VIII, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws and the rules of the NYSE, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (the "Company Stockholders Meeting") as promptly as reasonably practicable after the date of mailing of the Proxy Statement for the purpose of obtaining the Requisite Company Vote, with the record date and meeting date of the Company Stockholders Meeting to be selected after reasonable consultation with Parent; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the written consent of Parent; (ii) due to the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel and Parent is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting; or (iv) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(d)(A) or the proviso immediately following Section 6.2(d)(C) hereof and the time period contemplated by Section 6.2(d)(A) or such proviso with respect to such notice has not yet expired. Subject to Section 6.2, the Company Board shall recommend such adoption and shall use its reasonable best efforts to solicit the Requisite Company Vote.

        6.5    Parent Shareholders Meeting.     Unless this Agreement has been terminated pursuant to Article VIII, Parent will take, in accordance with the U.K. Companies Act 2006 and the Listing Rules and its constitution, all action necessary to give notice of and hold a general meeting of its shareholders (the "Parent Shareholders Meeting") as promptly as reasonably practicable after the date of mailing of the Parent Shareholder Circular for the purpose of obtaining the Requisite Parent Vote, with the record date and meeting date of the Parent Shareholders Meeting to be selected after reasonable consultation with the Company; provided, however, for the avoidance of doubt, Parent may postpone or adjourn the Parent Shareholders Meeting only (i) with the written consent of the Company, (ii) due to the absence of a quorum, (iii) if, in the good faith opinion of the chairman of the Parent Shareholders Meeting or the Parent Board, it would reasonably facilitate the conduct of the business of the Parent

Shareholders Meeting, (iv) to protect the safety of any person attending the Parent Shareholder Meeting or ensure that its business is conducted in an orderly manner, (v) if directed to do so by the Parent Shareholders Meeting, or (vi) to allow a reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside legal counsel and the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent's shareholders prior to the Parent Shareholders Meeting. Subject to Section 6.3(g), the Parent Board shall make the Parent Recommendation at the Parent Shareholders Meeting and shall use its reasonable best efforts to solicit the Requisite Parent Vote.

        6.6    Filings; Other Actions; Notification.

          (a)    Cooperation.    Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Law, any notice or other filings with the Committee on Foreign Investment in the United States ("CFIUS"), and any notice or submission to the Defense Security Service ("DSS") pursuant to the NISPOM. Parent and the Company each shall file, or cause to be filed, the initial premerger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party, except to outside counsel of the other party to the extent reasonably necessary or advisable to help facilitate completion of filing requirements) no later than ten (10) business days after the date of this Agreement and shall make any filings as required by other applicable Antitrust Law as soon as reasonably practicable after the date hereof. Unless otherwise agreed in writing, each of the Company and Parent will request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law (to the extent that the possibility exists under the relevant Antitrust Law). Neither Parent nor the Company will withdraw its initial filing under the HSR Act nor refile it unless the other party has given its consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) in advance to such withdrawal and refiling. Subject to applicable Law relating to the exchange of information, Parent and the Company shall provide outside legal counsel for the other party with a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity (including the Proxy Statement and the Parent Shareholder Circular); provided, however, that materials may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns and (iii) to remove references concerning the valuation of the Company and its Subsidiaries. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company, Parent or their respective Subsidiaries to take or agree to take any action with respect to their business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (b)    Information.    Subject to applicable Laws and Section 6.6(a), the Company and Parent each shall, upon written request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Parent Shareholder Circular or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Laws and any applicable filings with CFIUS, DSS, Department of State or Department of Commerce; provided, however, that materials may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns and (iii) to remove references concerning the valuation of the Company and its Subsidiaries.

          (c)    Status.    Subject to applicable Laws, to the extent reasonably practicable, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices and other written communications and summaries of oral communications (other than those pertaining to scheduling or ministerial matters) received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Except as required by Law or by a Governmental Entity, neither the Company nor Parent shall permit, to the extent reasonably practicable, any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

          (d)    Antitrust Matters.    In furtherance of the other undertakings and limitations on undertakings pursuant to this Section 6.6, each of the Company and Parent shall:

              (i)  promptly provide, or cause to be provided, to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law non-privileged information and documents that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

             (ii)  use their respective reasonable best efforts to obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by such party or to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either's respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened issuance or enactment of any order, decree, decision, determination, judgment or Law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Governmental Entity; provided, however, that nothing in this Agreement shall require or be construed to require Parent to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate any relationships, rights or obligations or to do any other act, to the extent such commitment, termination or action (A) would be reasonably likely to be materially adverse to the business, financial condition, or prospects of the Company and its Subsidiaries, taken as a whole, or (B) would be likely to materially impair the expected benefits of the transactions contemplated hereby to Parent; and

            (iii)  in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, take, or cause to be taken, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.6(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation as promptly as reasonably practicable.

          (e)    CFIUS and National Security Matters.    In furtherance of the other undertakings and limitations on undertakings pursuant to this Section 6.6, each of the Company and Parent shall:

              (i)  (A) promptly submit a Joint Voluntary Notice ("Joint Notice") to CFIUS pursuant to Section 721 of the Defense Production Act 1950, as amended, with regard to the transaction contemplated hereby; (B) promptly provide all necessary information within their respective control for the Joint Notice; (C) use reasonable best efforts to provide all necessary information which is not within such party's control, in each case, to complete the Joint Notice in a timely manner and to timely respond to any requests by CFIUS for additional information, and they shall keep each other generally apprised of communications with, and requests for additional information from CFIUS, and use their respective reasonable best efforts to obtain the Completion of CFIUS Process, and (D) agree to implement all mitigation measures, if any, required for CFIUS to conclude that there are no unresolved security concerns; provided, however, that nothing in this Agreement shall require or be construed to require Parent, its Subsidiaries or its Affiliates to accept any mitigation measure that would require (i) altering the composition of the Board of Directors of Cobham Defense Systems, Inc. as specified in its Special Security Agreement in effect as of the date hereof (the "North America SSA") or (ii) a proxy agreement or voting trust agreement pursuant to the NISPOM; and

             (ii)  promptly make all necessary filings and submit all necessary information to the DSS and any other U.S. Governmental Entity concerning the notification of the transaction pursuant to the NISPOM and, subject to the proviso in Section 6.6(e)(i), to obtain approval from DSS to operate the business of the Company and its Subsidiaries pursuant to the North America SSA;

  provided, that notwithstanding anything to the contrary in this Agreement, if a mitigation measure of the type specified in the proviso in Section 6.6(e)(i) is required as a result of Parent taking or permitting any of its Affiliates to take any action that would reasonably be expected to adversely effect, prevent or delay in any material respect the Completion of the CFIUS Process or DSS approval having been obtained, then the proviso in Section 6.6(e)(i) shall not apply as to such mitigation measure. Notwithstanding anything to the contrary in Section 6.6(d), this Section 6.6(e) is the only section that addresses matters in relation to the Completion of the CFIUS Process and the filings described in Section 6.6(e)(ii).

          (f)    Proscribed Information Arrangements.    With respect to some or all of the Proscribed Information Arrangements identified by Parent, the Company shall cooperate with Parent and use (and shall cause its Subsidiaries to use) its reasonable best efforts to (i) obtain Governmental Entity approvals (whether by acceptance of a commitment letter or by other communication, in each case, in form and substance reasonably satisfactory to Parent) to allow the Proscribed Information Arrangements identified by Parent to be performed by the North America SSA or subsidiaries placed within the North America SSA without any modification to such North America SSA or requiring the creation of a proxy agreement or voting trust agreement structure to perform such Proscribed Information Arrangements; and (ii) take or cause to be taken all actions, and do or cause to be done all things, reasonably deemed necessary, proper or advisable by Parent to facilitate communications with customers related to the Proscribed Information Arrangements; provided that, notwithstanding anything to the contrary in this Section 6.6(f), nothing in this Section 6.6(f) shall require the Company or any of its Subsidiaries to enter into any agreement that imposes, prior to the Closing, material obligations on the Company or any of its Subsidiaries or otherwise incur any material costs, expenses or liabilities prior to the Closing.

          The parties acknowledge and agree that time is of the essence in the performance of the undertakings and agreements of the Company, Parent, Merger Sub and their respective Affiliates in this Section 6.6(d), 6.6(e) and 6.6(f).

        6.7    Access and Reports.

          (a)   Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers and other authorized Representatives of Parent, potential sources of capital and any rating agencies and prospective lenders and investors reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees (including officers), properties, books, contracts, personnel files and records and, during such period, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent; provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information that would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to violate any requirements relating to classified materials or other material whose distribution is restricted by the U.S. government, such as For Official Use Only material, or (iii) to disclose any information of the Company or any of its Subsidiaries that would waive the protection of attorney-client privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege; provided, that, with respect to clauses (i) and (ii) if such information cannot be disclosed pursuant to such clauses, the Company shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information. All such information shall be governed by the terms of the Confidentiality Agreement.

          (b)   The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the

  Company, the Surviving Corporation or Parent, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or otherwise affecting such party of any of its Subsidiaries which relate to the transactions contemplated by this Agreement, and (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other party; provided that the delivery of any notice pursuant to this Section 6.7(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.8    Stock Exchange De-listing; Exchange Act Deregistration.     Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and SEC to enable the de-listing by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        6.9    Publicity.     The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements (unless and until a Company Change of Recommendation or a Parent Change of Recommendation has occurred or in connection with Section 6.2(d)) with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, and, to the extent practicable, none of the parties or their Affiliates shall issue any such press release or make any such public announcement or such filing prior to obtaining the other party's written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required to the extent prohibited by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the written request of any Governmental Entity.

        6.10    Employee Benefits.

          (a)   Parent shall, or shall cause the Surviving Corporation to, during the period commencing at the Effective Time and ending on the 12-month anniversary of the Effective Time (or if shorter, during the period of employment), provide to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Closing (other than any employees covered by a Collective Bargaining Agreement), (i) base salary or wage rate and annual bonus opportunities which is no less than the base salary and annual bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Closing, (ii) employee benefits that are no less favorable, in the aggregate, than either (x) those provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time or (y) those provided to similarly situated employees of Parent and its Subsidiaries from time to time and (iii) severance benefits that are no less favorable than those that would be provided in accordance with the practice, program or arrangement in effect immediately prior to the Effective Time with respect to such employee; and, for any such Employees covered by a Collective Bargaining Agreement, subject, in any case, to any such Collective Bargaining Agreement that shall be in effect on or following the Closing.

          (b)   The Surviving Corporation will cause any employee benefit plans in which the individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Closing are entitled to participate following the Closing to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (other than for benefit accruals under defined benefit pension plans, retiree medical programs or other retiree welfare benefit programs), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

          (c)   To the extent permitted under applicable Law, with respect to any employee benefit plans maintained for the benefit of the individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Closing, Parent will cause the Company and its Subsidiaries to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company and its Subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which Effective Time occurs under similar plans maintained by the Company and its Subsidiaries.

          (d)   The Surviving Corporation shall honor, fulfill and discharge the Company's and its Subsidiaries' obligations under (i) all employee benefit obligations to current and former directors, officers and employees of the Company accrued as of the Effective Time and (ii) all employee severance plans in existence as of the date hereof or after the date hereof in accordance with Section 6.1 and all employment or severance agreements entered into prior to the date hereof or after the date hereof in accordance with Section 6.1.

          (e)   Subject to the terms of any employment agreement, Parent shall, or shall cause the Surviving Corporation to, maintain the Company's annual cash bonus plans that are in effect immediately prior to the Effective Time and relate to the Company's fiscal year commencing on July 1, 2014 (the "Fiscal 2015 Bonus Plans") in accordance with the terms thereof, except that (i) the Fiscal 2015 Bonus Plans will terminate effective as of December 31, 2014 and any payments in respect thereof will be made, on a pro-rated basis, on or prior to March 15, 2015 and (ii) Parent or the Surviving Corporation shall equitably adjust any applicable performance targets and performance measures relating to the Fiscal 2015 Bonus Plans to be necessary to reflect (x) the occurrence of the transactions contemplated by this Agreement and (y) any early termination of the Fiscal 2015 Bonus Plans in accordance with this paragraph.

          (f)    Subject to the terms of any employment agreement, if the Effective Time occurs on or after June 30, 2014 but prior to payment of the annual bonuses under the Company's annual cash bonus plans in respect of the Company's fiscal year ending on June 30, 2014 as in effect on the date hereof (the "2014 Bonus"), then (i) if the Company Board or the compensation committee of the Company Board (or another committee or other delegate duly authorized by the Company Board for such purpose) (as applicable, the "Bonus Administrator") has finally determined the amount of the 2014 Bonus payable based on the satisfaction of Company and/or personal performance goals, as such performance goals may have been equitably redetermined due to the occurrence of divestitures, acquisitions or extraordinary events or otherwise modified to reflect various types of accounting adjustments approved by the Bonus Administrator with respect to the fiscal year ending June 30, 2014, Parent will or will cause the Surviving Corporation to pay the 2014 Bonus in the amount determined by the Bonus Administrator or (ii) if the Bonus Administrator has not made a final determination of the amount of the 2014 Bonuses, Parent will or will cause the Surviving Corporation to determine in good faith the amount of the 2014 Bonus payable pursuant to satisfaction of the applicable Company and personal performance goals, as such performance goals already may have been equitably redetermined or modified by the Company Board or the Bonus Administrator with respect to the fiscal year ending June 30, 2014 and as such performance goals shall be additionally modified to appropriately reflect other and further various types of accounting adjustments that historically and otherwise had been approved and made by the Bonus Administrator in prior years.

          (g)   The Company shall provide to Parent (i) within three (3) business days prior to the expected Closing Date, an updated version of the list set forth on Section 5.1(b)(i) of the Company Disclosure Schedule, with information current as of the date it is provided to Parent, and (ii) as promptly as practicable after the date hereof, all Non-U.S. Benefit Plans required to be listed in Section 5.1(h)(i) of the Company Disclosure Schedule and, with respect thereto, any amendments, trust agreements or other funding instruments currently in effect, and the two most recent audited financial statements.

          (h)   Notwithstanding anything contained in the Agreement to the contrary, no provision of this Agreement is intended to, or does, (i) prohibit Parent, the Surviving Corporation or their respective Affiliates from amending or terminating any Benefit Plan in accordance with its terms and applicable Law, (ii) require Parent or the Surviving Corporation to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Benefit Plan. The provisions of this Section 6.10 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.10, express or implied, shall confer upon any employee of the Company or any Subsidiary of the Company, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Benefit Plan.

        6.11    Expenses.     Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Support Agreement and the Merger and the other transactions contemplated by this Agreement and the Support Agreement shall be paid by the party incurring such expense, except (a) Parent's reimbursement obligations pursuant to Section 6.14 and (b) Parent's indemnification obligations pursuant to Sections 6.14. Any amounts that may be owed by Parent for reimbursement pursuant to clauses (a) and (b) of the preceding sentence shall be payable in one lump-sum following final calculation and documentation (in a manner reasonably satisfactory to Parent) of the total amount of such fees and expenses incurred.

        6.12    Indemnification; Directors' and Officers' Insurance.

          (a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

          (b)   From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent agrees that it will, or will cause the Surviving Corporation to, indemnify and hold harmless (and Parent or the Surviving Corporation shall also advance expenses to) the Indemnified Parties, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that any person to whom any funds are advanced pursuant to the foregoing must provide a written undertaking to repay such advances if it is finally determined by a body of competent authority that such person is not entitled to indemnification.

          (c)   Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies, and (ii) the Company's existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with terms, conditions, retentions and limits of liability that are at least as favorable as the Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the last annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the last annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with as much coverage as is reasonably available for a cost not exceeding such amount.

          (d)   If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

          (e)   The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

          (f)    The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

        6.13    Takeover Statutes.     If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Support Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        6.14    Financing Cooperation.     Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide to Parent and Merger Sub, at Parent's sole expense, all cooperation reasonably requested by Parent in connection with obtaining financing in connection with the Merger (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including

          (a)   furnishing Parent and Merger Sub such financial and other pertinent information regarding the Company as may be reasonably requested by Parent,

          (b)   participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with obtaining financing in connection with the Merger,

          (c)   assisting Parent in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings, rating agency presentations and lender presentations relating to obtaining financing in connection with the Merger,

          (d)   providing and executing such customary documents as may be reasonably requested by Parent related to financing in connection with the Merger,

          (e)   using commercially reasonable efforts to satisfy the conditions precedent set forth in any definitive documentation relating to financing in connection with the Merger to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company,

          (f)    using commercially reasonable efforts to cooperate with the financing sources' due diligence investigation, to the extent not unreasonably interfering with the business of the Company,

          (g)   using commercially reasonable efforts to obtain accountant's comfort letters and consents, and legal opinions reasonably requested by Parent and customary to such financings,

          (h)   cooperate with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing,

          (i)    make available to prospective lenders, on a customary and reasonable basis and upon reasonable notice, appropriate personnel of the Company and its Subsidiaries, and

          (j)    assist in the obtaining of customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all amounts payable under that certain Credit and Guaranty Agreement, dated as of May 9, 2011, among Aeroflex Incorporated, the Company, the Guarantor Subsidiaries (as defined therein), the lenders party thereto and JPMorgan Chase Bank, N.A. (the "Existing Credit Facility"), and releasing Liens and the pledges of collateral securing such Existing Credit Facility, in each case to take effect at the Effective Time (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time). Notwithstanding anything to the contrary in this Section 6.14, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective Representatives shall:

              (i)  be required to pay any commitment or other similar fee,

             (ii)  enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the financing in connection with the transactions contemplated hereby,

            (iii)  unless promptly reimbursed by Parent, be required to incur any other expenses in connection with such financing, or

            (iv)  be required to take any action in his or her capacity as a director of the Company or any of its Subsidiaries with respect to such financing.

          Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of Parent's financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 6.14. Parent and Merger Sub acknowledge and agree that the obtaining of financing is not a condition to Closing. For the avoidance of doubt, if any financing contemplated to be obtained by Parent or Merger Sub in connection with the Merger has not been obtained prior to Closing, Parent and Merger Sub shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated by this Agreement at the Closing in accordance with this Agreement.

        6.15    Rule 16b-3.     Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.16    Stockholder Litigation.     The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement or the Support Agreement, and unless such settlement is solely for monetary damages entirely paid for with proceeds of insurance (other than the deductible under insurance policy(ies) in effect as of the date hereof), no such settlement shall be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that, in determining whether to consent, Parent is required only to consider its own interests relating to such settlement).

        6.17    Director Resignations.     Prior to the Closing, the Company shall deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

        6.18    Control of Operations.     Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        6.19    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

 ARTICLE VII

CONDITIONS

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver (in writing by Parent and the Company) at or prior to the Effective Time of each of the following conditions:

          (a)    Company Stockholder Approval.    The Requisite Company Vote shall have been obtained in accordance with applicable Law, the certificate of incorporation and bylaws of the Company and NYSE rules.

          (b)    Parent Shareholder Approval.    The Requisite Parent Vote shall have been obtained in accordance with applicable Law and the applicable organizational documents of Parent.

          (c)    Regulatory Consents.

              (i)  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

             (ii)  all approvals, consents and consultations required to consummate the Merger pursuant to any Foreign Antitrust Law or any other Law, each as set forth on Section 7.1(c) of the Company Disclosure Schedule (other than those Laws covered by clauses (iii) or (iv) of this Section 7.1(c)), shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired,

            (iii)  "Completion of CFIUS Process" shall have occurred, meaning that

              (A)  the parties hereto shall have received written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by this Agreement has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, and advised that action under Section 721, and any investigation related thereto, has been concluded with respect to the transaction;

              (B)  CFIUS shall have concluded that the transaction contemplated by this Agreement is not a covered transaction and not subject to review under Section 721; or

              (C)  CFIUS shall have sent a report to the President of the United States requesting the President's decision on the Joint Notice submitted by the parties hereto and either (1) the period under Section 721 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken, or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, and

            (iv)  DSS approval shall have been obtained, meaning that DSS shall have communicated to Parent that Parent, its Subsidiaries and its Affiliates may continue to operate the business of the Company pursuant to the North America SSA; provided, however, that with respect to the approvals identified in clauses (iii) and (iv) above, such approvals shall not be conditioned in any respect on the imposition of any mitigation measure that would require (a) altering the composition of the Board of Directors of Cobham Defense Systems, Inc. as specified in the North America SSA or (b) a proxy agreement or voting trust agreement pursuant to the NISPOM; provided, further, however, that notwithstanding anything to the contrary in this Agreement, if a mitigation measure of the type specified in clause (a) or (b) is required as a result of Parent taking or permitting any of its Affiliates to take any action that would reasonably be expected to adversely effect, prevent or delay in any material respect the Completion of the CFIUS Process or DSS approval having been obtained, then the mitigation measure shall be disregarded for purposes of clauses (iii) and (iv).

          (d)    Orders.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including any injunction or similar order, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or otherwise makes the consummation of the Merger illegal (collectively, an "Order").

        7.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing by Parent) at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.

              (i)  (A) The representations and warranties of the Company set forth in Sections 5.1(a)(i), 5.1(b)(i), 5.1(c) and 5.1(k) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date (subject to, with respect to Section 5.1(b)(i), the issuance of any RSUs and/or PRSUs as expressly permitted by Section 6.1(a)(xv)) with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be true and correct results in a de minimis inaccuracy in the number of Shares outstanding and (B) the representations and warranties of the Company set forth in Section 5.1(u) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date;

             (ii)  the representations and warranties of the Company set forth in this Agreement that are qualified as to "Company Material Adverse Effect" shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to "Company Material Adverse Effect" that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date;

            (iii)  the representations and warranties of the Company set forth in this Agreement, excluding the representations and warranties identified in the foregoing clauses (i) and (ii), shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties) on and as of the Closing Date with the same force and effect as if made on and as of such date except (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date; and

            (iv)  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (c)    Absence of Material Adverse Effect.    Since the date of this Agreement there shall not have occurred any effect, development, change, event or occurrence that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        7.3    Conditions to Obligation of the Company.     The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing by the Company) at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date except (i) for any failure to be so true and correct that would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to perform their respective covenants and obligations under this Agreement, and (ii) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

        7.4    Frustration of Closing Conditions.     None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's material breach of any provision of this Agreement or breach of the requirement to use efforts, including as required by and subject to Sections 6.6.

ARTICLE VIII

TERMINATION

        8.1    Termination by Mutual Consent.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

        8.2    Termination by Either Parent or the Company.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by action of either the Parent board of directors or the Company Board if:

          (a)   the Merger shall not have been consummated by September 30, 2014 (provided, that if on September 30, 2014 the condition to Closing set forth in Sections 7.1(c) or 7.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on September 30, 2014) or waived by all parties entitled to the benefit of such conditions, then, at the election of either the Company or Parent such date may be extended to December 31, 2014 if the Company provides written notice to Parent or Parent provides written notice to the Company on or prior to September 30, 2014) (September 30, 2014, as such date may be extended in accordance with the proviso above, the "Termination Date"), whether such date is before or after the time the Requisite Company Vote is obtained; provided that the right to terminate this

  Agreement pursuant to this Section 8.2(a) and the Company's and Parent's extension right pursuant to this Section 8.2(a), in each case, shall not be available to any party if the failure of the Merger to have been consummated on or before the applicable Termination Date was primarily due to the material breach of the party seeking to terminate or extend this Agreement, as the case may be, of any of its obligations under this Agreement;

          (b)   the Company Stockholders Meeting shall have been held and completed and the Requisite Company Vote shall not have been obtained at such Company Stockholders Meeting or at any adjournment or postponement thereof;

          (c)   the Parent Shareholders Meeting shall have been held and completed and the Requisite Parent Vote shall not have been obtained at such Parent Shareholders Meeting or at any adjournment or postponement thereof; or

          (d)   any Order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall become final and non-appealable (whether before or after the time the Requisite Company Vote is obtained); provided, that the right to terminate this Agreement pursuant to this Section 8.2(d) shall not be available to any party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non- appealable, was primarily due to the material breach of such party's obligations under this Agreement.

        8.3    Termination by the Company.     This Agreement may be terminated and the Merger may be abandoned by the Company by action of the Company Board:

          (a)   at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of this Agreement (provided that the Company shall not have intentionally breached any covenant or agreement set forth in Section 6.2(d)), to enter into a binding Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or concurrently with the termination of this Agreement, the Company enters into a binding Alternative Acquisition Agreement with respect to a Superior Proposal, and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) with respect to any Superior Proposal unless the Company (A) has complied in all material respects with each of the requirements of Section 6.2(d) that the Company is required to satisfy before taking action pursuant to this Section 8.3(a) and (B) has not intentionally breached any covenant or agreement set forth in Section 6.2(d);

          (b)   at any time prior to the Effective Time, whether such date is before or after the time the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) (x) cannot be cured by Parent or Merger Sub by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following delivery of written notice by the Company to Parent of such breach or (B) any shorter period of time that remains between the date the Company delivers written notice of such breach and the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.2(a) or 7.2(b) not being satisfied; or

          (c)   at any time prior to the time the Requisite Parent Vote is obtained, if the Parent Board shall have made a Parent Change of Recommendation.

        8.4    Termination by Parent.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

          (a)   at any time prior to the time the Requisite Company Vote is obtained, if the Company Board shall have made a Company Change of Recommendation; or (ii) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock or other ownership interests of the Company or its Subsidiaries that constitutes an Acquisition Proposal, including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) business days after commencement;

          (b)   if the Company shall have knowingly and intentionally materially breached any of obligations under Section 6.2; or

          (c)   at any time prior to the Effective Time, whether such date is before or after the time the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following delivery of written notice by the Parent to the Company of such breach or (B) any shorter period of time that remains between the date the Parent delivers written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.3(a) or 7.3(b) not being satisfied.

        8.5    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement in accordance with its terms and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of the Agreement in accordance with its terms (i) no such termination shall relieve the Company from any liability to pay the Company Termination Fee or Parent from any liability to pay the Parent Termination Fee pursuant to this Section 8.5 if and when due in accordance with the provisions hereof, (ii) neither the Company nor Parent shall be relieved or released from liability for willful breach of this Agreement or for fraud and (iii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

          (b)   In the event that:

              (i)  (A) this Agreement is terminated pursuant to Section 8.2(a) (relating to the Termination Date) before obtaining the Requisite Company Vote or this Agreement is terminated pursuant to Section 8.2(b) (relating to failure to obtain the Requisite Company Vote at the Company Stockholders Meeting), (B) any Person shall have made or renewed a bona fide Acquisition Proposal after the date hereof that is publicly disclosed or publicly announced by such Person and shall not have been publicly withdrawn by a date that is at least fifteen (15) business days prior (x) to such termination or, (y) with respect to a termination pursuant to Section 8.2(b), prior to the Company Stockholders Meeting (in either case, a "Qualifying Proposal"), and (C) within nine (9) months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated (in each case whether or not such

    Acquisition Proposal is the same as the original Qualifying Proposal referred to in clause (B)); provided that for purposes of this clause (C) the references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%";

             (ii)  this Agreement is terminated by Parent pursuant to Section 8.4(a) (relating to a Company Change of Recommendation and similar events); or

            (iii)  this Agreement is terminated by Parent pursuant to Section 8.4(b) (relating to the Company's material breach of its obligations under Section 6.2); or

            (iv)  this Agreement is terminated by the Company pursuant to Section 8.3(a) (relating to an Alternative Acquisition Agreement);

  then the Company shall promptly, but in no event later than five (5) business days after the date of such termination (or (A) in the case of clause (i) above, within five (5) business days after the date on which the Company consummates the Acquisition Proposal referred to in clause (i) above or (B) in the case of clause (iv) above, immediately prior to or concurrently with termination of this Agreement by the Company), pay Parent (or, at Parent's direction, an Affiliate of Parent) the Company Termination Fee (as defined below) by wire transfer of same day funds (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion). The term "Company Termination Fee" shall mean an amount equal to $32,000,000. Any Company Termination Fee paid to Parent pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Company for such purpose.

          (c)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(c) (relating to a failure to obtain the Requisite Parent Vote), then Parent shall promptly, but in no event later than five (5) business days after the date of such termination pay the Company (or, at the Company's direction, an Affiliate of the Company) the Parent Vote Termination Fee (as defined below) by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Vote Termination Fee on more than one occasion). The term "Parent Vote Termination Fee" shall mean an amount equal to $5,000,000. In the event this Agreement is terminated by the Company pursuant to Section 8.3(c) (related to a Parent Change of Recommendation), then Parent shall promptly, but in no event later than five (5) business days after the date of such termination, pay the Company (or at the Company's direction, an Affiliate of the Company) the Parent Change of Recommendation Termination Fee (as defined below) by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Change of Recommendation Termination Fee on more than one occasion). The term "Parent Change of Recommendation Termination Fee" shall mean an amount equal to $20,000,000 (together with the Parent Vote Termination Fee, the "Parent Termination Fees"). Any Parent Vote Termination Fee paid to the Company pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company to Parent for such purpose. For the avoidance of doubt, under no circumstances shall Parent be obligated to pay both the Parent Vote Termination Fee and the Parent Change of Recommendation Termination Fee.

          (d)   The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 8.5 do not constitute a penalty; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 8.5 and, in order to obtain such payment, Parent or Merger Sub commences a legal action that results in a judgment against the Company for any amounts due pursuant to this Section 8.5, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such legal action, together with interest on the amount of such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment; and accordingly, if Parent fails to promptly pay the amounts due pursuant to this Section 8.5 and, in order to obtain such payment, the Company commences a legal action that results in a judgment against Parent for any amounts due pursuant to this Section 8.5, Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such legal action, together with interest on the amount of such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

          (e)   Except in the case of fraud or willful breach, notwithstanding anything to the contrary in this Agreement, (i) in the event Parent receives the Company Termination Fee from the Company pursuant to and in accordance with this Section 8.5, such payment shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of the Company, its Subsidiaries or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; and (ii) in the event the Company receives either Parent Termination Fee from Parent pursuant to and in accordance with this Section 8.5, such payment shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Company or Merger Sub in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of the Company, Merger Sub, their respective Subsidiaries or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

          (f)    If this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b) (or a termination by the Company pursuant to a different Section of Article VIII at a time when this Agreement was terminable pursuant to Section 8.2(b)), then the Company shall reimburse Parent, within three (3) business days following receipt of a demand therefor from Parent, for all reasonable and documented out-of-pocket expenses, including the reasonable fees and expenses of lawyers, investment bankers or financial advisors, accountants, experts, advisors and consultants and commitment and similar fees, incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to an amount equal to five million dollars ($5,000,000) (the "Parent Expenses"), by wire transfer of immediately available funds to the account or accounts designated by Parent. To the extent that the Company reimburses Parent for Parent Expenses pursuant to this Section 8.5(f), any Company Termination Fee payable by the Company shall be reduced by the amount previously reimbursed. Upon payment of the Company Termination Fee, the Company shall have no further obligation to reimburse Parent for any further Parent Expenses.

 ARTICLE IX

MISCELLANEOUS AND GENERAL

        9.1    Survival.     This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.11 (Expenses) and 6.12 (Indemnification; Directors' and Officers' Insurance) and the indemnification obligations of Parent pursuant to Section 6.14 (Financing) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), the indemnification and reimbursement provisions of Section 6.14 (Financing) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        9.2    Modification or Amendment.     Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, whether before or after Parent shareholder approval or Company stockholder approval hereof; provided, however, after Parent shareholder approval or Company stockholder approval hereof, no amendment shall be made which by Law requires the further approval of such shareholders or stockholders, as applicable, without such further approval.

        9.3    Waiver of Conditions.     The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

        9.4    Counterparts; Effectiveness.     This Agreement may be executed in counterparts (including by facsimile, by electronic mail in "portable document format" (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail, .pdf or otherwise as authorized by the prior sentence) to the other parties.

        9.5    Governing Law and Venue; Waiver of Jury Trial; Remedies.

          (a)   THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CHOICES OR CONFLICTS OF LAW (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, exclusively in the Court of Chancery of the State of Delaware (and any state appellate court therefrom), or to the extent such Court does not have subject matter jurisdiction, any federal court located within the State of Delaware (the "Chosen Courts"), and in connection with claims (including counterclaims and defenses) arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.5(a), (v) waives any claim that this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts, and (vi) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.6 of this Agreement.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(b).

          (c)    Remedies.

              (i)  Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

             (ii)  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VIII, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement to the fullest extent permissible pursuant to applicable laws. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.5(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 9.5(c) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.5(c) shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 9.5(c) prior or as a condition to exercising any termination right under Article VIII (and/or receipt of any amounts due pursuant to Section 8.5), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.5(c) or anything set forth in this Section 9.5(c) restrict or limit any party's right to terminate this Agreement in accordance with the terms of Article VIII (including termination of this Agreement pursuant to Section 8.3(a) in which case as provided in Section 8.5 the payments required to be made by the Company under Section 8.5, when paid, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future stockholders), or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, (i) Parent may pursue a grant of specific performance of the type described in this Section 9.5(c) and the payment of the Company Termination Fee under Section 8.5, but under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee; and (ii) the Company may pursue a grant of specific performance of the type described in this Section 9.5(c) and the payment of either Parent Termination Fee under Section 8.5, but under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and a Parent Termination Fee.

        9.6    Notices.     Any notice, request, instruction, service of process or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, first-class postage prepaid (with return receipt requested), by facsimile, by reliable overnight courier or by electronic mail (including by .pdf format attachment):

If to Parent or Merger Sub:
Cobham plc Brook Road Wimborne, Dorset, BH21 2BJ, UK
Attention:	Company Secretary
Facsimile:	+44 (0) 1202 840523
Email:	Lyn.colloff@cobham.com
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036
Attention:	Peter Allan Atkins, Esq. Eric L. Cochran, Esq.
Facsimile:	(212) 735-2000
Email:	Peter.Atkins@Skadden.com Eric.Cochran@Skadden.com

If to the Company:
Aeroflex Holding Corp. 35 South Service Road Plainview, New York 11803
Attention:	Edward S. Wactlar, Senior Vice President and General Counsel
Facsimile:	(516) 694-0658
Email:	edward.wactlar@aeroflex.com
with a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022
Attention:	John M. Pollack
Facsimile:	(212) 593-5955
Email:	John.Pollack@srz.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or electronic mail (provided that, if given by facsimile or electronic mail, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

        9.7    Entire Agreement.     This Agreement (including any exhibits hereto), the Company Disclosure Schedule and the letter agreement, dated February 4, 2014, as amended to date, between Parent and the Company (the "Confidentiality Agreement"), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        9.8    No Third Party Beneficiaries.     This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.12, and (b) from and after the Effective Time, the rights of Record Holders to receive the Per Share Merger Consideration set forth in Article IV. Except as provided above in this Section 9.8 or as set forth in or contemplated by the terms and provisions of Section 6.12, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person claiming any rights arising from or through the parties hereto) other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties and covenants set forth herein. The parties hereto further agree that the rights of third party beneficiaries under clause (b) of this Section 9.8 and Section 6.12 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.9    Obligations of Parent and of the Company.     Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        9.10    Transfer Taxes.     All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

        9.11    Definitions.     For convenience of reference only, each of the terms set forth in Annex C is defined in the Section of this Agreement set forth opposite such term.

        9.12    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.13    Interpretation; Construction.

          (a)   The table of contents, Annex C and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c)   Each party here has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

          (d)   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

        9.14    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent and Parent and Merger Sub may so assign to any parties providing debt financing to the Surviving Corporation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision required to be performed on or prior to the Closing, under this Agreement. Any purported assignment in violation of this Agreement is void.

        9.15    No Recourse.     This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (including any third party beneficiaries hereto) and none of (a) Parent's or any of its Affiliates' stockholders, members, managers, directors, officers, employees, agents, representatives, financing sources or assignees of any of the foregoing (collectively, the "Parent Related Parties") or (b) the Company's or any of its Affiliates' stockholders, members, managers, directors, officers, employees, agents, representatives, financing sources or assignees of any of the foregoing (collectively, the "Company Related Parties"), in each case, shall have any liability for any obligations or liabilities of the other parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, except in each case as pursuant to the Support Agreement. Without limiting the rights of the parties hereunder against the other parties to the Agreement, in no event shall (i) the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party, or (ii) Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party, except pursuant to the Support Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AEROFLEX HOLDING CORP.
By:	/s/ LEONARD BOROW
	Name:	Leonard Borow
	Title:	President and Chief Executive Officer
COBHAM PLC
By:	/s/ BOB MURPHY
	Name:	Bob Murphy
	Title:	Chief Executive Officer
ARMY ACQUISITION CORP.
By:	/s/ SIMON NICHOLLS
	Name:	Simon Nicholls
	Title:	President

 Annex A

DEFINED TERMS

2014 Bonus	6.10(f)
Acquisition Proposal	8.5(b)(i), 6.2(c)
Affiliate	5.1(a)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(iii)
Anti-Bribery Acts	5.1(j)(i)
Antitrust Law	6.6(a)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bid	5.1(t)
Bonus Administrator	6.10(f)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
CFIUS	6.6(a)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Collective Bargaining Agreement	5.1(i)
Common Stock	4.1(a)
Company	Preamble
Company Adverse Recommendation Change	6.2(d)(ii)
Company Board	Recitals
Company Change of Recommendation	6.2(d)(v)
Company Disclosure Schedule	5.1
Company Group	5.1(h)(i)
Company Material Adverse Effect	5.1(a)(ii)
Company Recommendation	5.1(c)(ii)
Company Related Parties	9.15
Company Reports	5.1(e)(i)
Company Stockholders Meeting	6.4
Company Termination Fee	8.5(b)(iv)
Completion of CFIUS Process	7.1(c)(iii)
Confidentiality Agreement	9.7
Contract	5.1(d)(i)
control	5.1(a)(ii)
Copyrights	5.1(n)(ii)
D&O Insurance	6.12(c)
DGCL	1.1
Dissenting Shares	4.2(f)
Dissenting Stockholders	4.2(f)
DSS	6.6(a)
DTC	4.2(b)(iii)

1

DTC Payment	4.2(b)(iii)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(l)(vi)
Environmental Permits	5.1(l)(ii)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(ii)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Existing Credit Facility	6.14(j)
FCA	5.2(c)(ii)
FCPA	5.1(j)(i)
Fiscal 2015 Bonus Plans	6.10(e)
Foreign Antitrust Laws	5.1(d)(ii)
GAAP	5.1(e)(v)
Government Contract	5.1(t)
Governmental Entity	5.1(d)(ii)
Hazardous Substance	5.1(l)(vi)
HSR Act	5.1(d)(ii)
Indebtedness	5.1(s)(i)
Indemnified Parties	6.12(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(ii)
IRS	5.1(h)(ii)
Joint Notice	6.6(e)(i)
Knowledge	5.1(g)(iii)
Laws	5.1(j)(i)
Lease	5.1(q)(ii)
Leases	5.1(q)(ii)
Licenses	5.1(j)(i)
Lien	5.1(b)(i)
Listing Rules	6.3(b)
Material Contract	5.1(s)(i)
Merger	Recitals
Merger Sub	Preamble
NISPOM	5.1(j)(i)
Non-U.S. Benefit Plan	5.1(h)(i)
North America SSA	6.6(e)(i)
NYSE	5.1(d)(ii)
OFAC	5.1(j)(iii)
Order	7.1(d)
Other Service Providers	5.1(h)(i)
Owned Real Property	5.1(q)(i)
Parent	Preamble
Parent Board	Recitals
Parent Change of Recommendation	6.3(g)
Parent Change of Recommendation Termination Fee	8.5(c)
Parent Expenses	8.5(f)
Parent Recommendation	5.2(b)(ii)
Parent Related Parties	9.15

2

Parent Shareholder Circular	5.2(c)(ii)
Parent Shareholders Meeting	6.5
Parent Termination Fees	8.5(c)
Parent Vote Termination Fee	8.5(c)
Patents	5.1(n)(ii)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(q)(iv)
Person	4.2(d)
Preferred Stock	5.1(b)(i)
Proscribed Information Arrangements	5.1(u)
Proxy Statement	6.3(a)
PRSU	4.3
Qualifying Proposal	8.5(b)(i)
Record Holder	4.1(b)
Registered Intellectual Property	5.1(n)(i)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Merger Sub Vote	5.2(b)(i)
Requisite Parent Vote	5.2(b)(i)
RSU	4.3
Sarbanes-Oxley Act	5.1(e)(i)
SDNs	5.1(j)(iv)
SEC	5.1
Securities Act	5.1(b)(i)
Share	4.1(a)
Shares	4.1(a)
Stock Plan	5.1(b)(i)
Subsidiary	5.1(a)(ii)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Takeover Statutes	5.1(k)(i)
Tax	5.1(m)(viii)
Tax Authority	5.1(m)(viii)
Tax Law	5.1(m)(viii)
Tax Return	5.1(m)(viii)
Taxes	5.1(m)(viii)
Termination Date	8.2(a)
Trade Secrets	5.1(n)(ii)
Trademarks	5.1(n)(ii)
U.S. Benefit Plans	5.1(h)(ii)
Support Agreement	1

3

 Annex B

CERTIFICATE OF INCORPORATION
OF
AEROFLEX HOLDING CORP.

        FIRST:    The name of the Corporation is Aeroflex Holding Corp. (the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is The Corporation Service Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock, each having a par value of one cent ($0.01).

        FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (4)   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          (5)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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 Annex C

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement"), dated as of May 19, 2014, by and among Cobham plc, a public limited company organized under the laws of England and Wales ("Parent"), Army Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), VGG Holding LLC, a Delaware limited liability company (the "Stockholder"), and each of the Persons listed on Annex I hereto (such Persons listed on Annex I hereto, collectively, the "Significant Holders"). Capitalized terms used but not defined herein have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), by and among Parent, Merger Sub and Aeroflex Holding Corp., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 65,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") (all such Shares which are outstanding as of the date hereof and which may hereafter be acquired pursuant to acquisition by purchase, transfer, assignment, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the "Subject Shares"), which shares represent approximately 76.28% of the outstanding voting power in the Company;

        WHEREAS, as of the date hereof, the Significant Holders collectively own equity interests in Stockholder representing 83.5% of the outstanding ownership interests in Stockholder;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to Stockholder and the Significant Holders, which provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth therein; and

        WHEREAS, as a condition to Parent's and Merger Sub's willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder and the Significant Holders, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder and the Significant Holders have agreed to, enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF STOCKHOLDER AND SIGNIFICANT HOLDERS

        1.1    Voting of Subject Shares.     Stockholder irrevocably and unconditionally agrees that Stockholder shall, and the Significant Holders shall cause Stockholder to, (x) not call, or cause the Company to call, any special meeting of the holders of Shares (or any adjournment thereof) and (y) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) or any action by written consent without a meeting of the holders of Shares, however called (each, a "Company Stockholders Meeting"):

          (a)   be present, in person or represented by proxy, or otherwise cause the Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Law); and

          (b)   vote (or cause to be voted) with respect to all Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote:

              (i)  in favor of (1) the adoption of the Merger Agreement, (2) without limitation of the preceding clause (1), the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held and (3) any other matter that could be reasonably expected to be in furtherance thereof submitted for a vote of the Company's stockholders, including, without limiting any of the foregoing obligations; and

             (ii)  against (1) any action (including any amendment to the Company's certificate of incorporation or bylaws, as in effect on the date hereof), agreement, understanding or transaction that Stockholder or a Significant Holder knows would or otherwise would reasonably be expected to, frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay, postpone or adversely affect the consummation of the transactions contemplated by the Merger Agreement, (2) any change in the majority of the board of directors of the Company, (3) any change in the capitalization of the Company or the Company's corporate structure, (4) any Acquisition Proposal and any action with the intention to further any Acquisition Proposal, (5) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation, sale of a material amount of assets, winding up of or by the Company or any other extraordinary transaction involving the Company (other than the Merger), (6) any action, proposal, transaction or agreement, in each case, with the intention to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder or the Significant Holders under this Agreement or the Company under the Merger Agreement; and (7) any other action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any condition to the Merger to be satisfied.

          (c)   for so long as this Agreement remains in effect, not to deliver (or cause to be delivered) a written consent in favor of the matters set forth in clauses (1) through (7) of Section 1.1(b)(ii) above.

        1.2    No Inconsistent Agreements.     Stockholder and the Significant Holders hereby covenant and agree as follows: Stockholder has not, except for this Agreement, the Amended and Restated Loan Agreement, dated as of December 23, 2013, between Stockholder and Credit Suisse AG, Cayman Islands Branch (as successor in interest to Credit Suisse AG, New York Branch (the "Lender") (as in effect as of the date hereof, the "Loan Agreement"), the Amended and Restated Security and Pledge Agreement, dated as of December 23, 2013, between Stockholder and the Lender (as in effect as of the date hereof, the "Security and Pledge Agreement"), and except as may be explicitly permitted by Section 1.8(b) of this Agreement, (a) entered into, and shall not, and the Significant Holders shall cause Stockholder not to, enter into any voting agreement or voting trust with respect to the Subject Shares with respect to any of the matters described in Section 1.1(b) (the "Section 1.1(b) Matters"), (b) granted, and shall not, and the Significant Holders shall cause Stockholder not to, grant, a proxy, consent or power of attorney with respect to the Subject Shares with respect to any of the Section 1.1(b) Matters, or (c) taken, and shall not, and the Significant Holders shall cause Stockholder not to, take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement.

        1.3    No Proxies for, Transfer of or Encumbrances on Subject Shares.

          (a)   Except as provided hereunder, Stockholder shall not (nor shall it permit any Person under Stockholder's control to), and the Significant Holders shall cause Stockholder not to, directly or

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  indirectly, (i) sell (including short sell), assign, transfer (including by operation of Law), give, tender, pledge, encumber, grant a participation interest in, hypothecate, dividend, distribute, enter into any derivative arrangement with respect to, or otherwise dispose of (including by gift) any of the Subject Shares (or any right, title or interest thereto or therein) or reduce the record or beneficial ownership of, interest in or risk relating to any of the Subject Shares (other than pursuant to the Loan Agreement or the Security and Pledge Agreement) (each, a "Transfer"); (ii) permit any Lien to be created on any of the Subject Shares (other than in connection with the Loan Agreement or the Security and Pledge Agreement); or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses of this Section 1.3(a) (other than pursuant to the Loan Agreement or the Security and Pledge Agreement). Except as set forth in Section 6.2 of the Merger Agreement or Section 1.8 of this Agreement, neither any of the Significant Holders nor the Stockholder shall, and each shall not permit any Person under its control or any of its or such Person's respective Representatives to, solicit, initiate or knowingly encourage, induce or facilitate any Transfer. Any Transfer in violation of this Section 1.3(a) shall be void ab initio. Without limiting the foregoing, neither the Significant Holders nor Stockholder shall take any other action that would reasonably be expected to restrict, limit or interfere in any material respect with the performance of Stockholder's or the Significant Holders' obligations hereunder or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), Stockholder may Transfer the Subject Shares to any controlled Affiliate thereof, if such Affiliate transferee agrees in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement to the same extent as Stockholder.

          (b)   Stockholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

        1.4    Stock Dividends, etc.     In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        1.5    Disclosure of Information.     The Significant Holders and Stockholder hereby (a) consent to and authorize the publication and disclosure by Parent or the Company of such Person's identity and record or beneficial ownership of Subject Shares, the nature of Stockholder's and the Significant Holders' commitments, arrangements and understandings under this Agreement and any other information, in each case, to the extent it is required to be disclosed by applicable Law in any press release, proxy statement, information statement, shareholder circular or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement; and (b) agree promptly to provide Parent and the Company with any information that in the reasonable determination of Parent or the Company is required for inclusion in any such disclosure documents (provided that the foregoing shall not require Stockholder or any Significant Holder, as applicable, to disclose (i) any information, that in its reasonable judgment, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties; or (ii) any information that would, in its reasonable judgment, waive the protection of attorney-client privilege if Stockholder or such Significant Holder, as applicable, shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent hereby (x) consents to and authorizes the publication and disclosure by Stockholder, any Significant Holder or the Company of Parent's identity, the nature of Parent's commitments, arrangements and understandings under this Agreement and any other information, in each case, solely to the extent it is required to be disclosed

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by applicable Law in any press release, proxy statement, information statement, shareholder circular or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement and (y) agrees promptly to provide Stockholder, any Significant Holder and the Company with any information that in the reasonable determination of such Person is required for inclusion in any such disclosure documents (provided that the foregoing shall not require Parent or Merger Sub to disclose (i) any information, that in the reasonable judgment of Parent, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties; or (ii) any information that would, in the reasonable judgment of Parent, waive the protection of attorney-client privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent agrees to use commercially reasonable efforts to promptly notify Stockholder, the Significant Holders and the Company, and Stockholder and each Significant Holder agree to use commercially reasonable efforts to promptly notify Parent and the Company, in writing of any required corrections with respect to any information supplied by such Person specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Unless and until a Company Change of Recommendation or Parent Change of Recommendation has occurred (in each case, pursuant to the Merger Agreement) or in connection with Section 6.2(d) of the Merger Agreement, Stockholder and the Significant Holders, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other prior to making any public announcements with respect to this Agreement, the Merger Agreement, and the transactions contemplated hereby or thereby, and, to the extent practicable, shall not make any such public announcement prior to obtaining the non-disclosing party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required to the extent prohibited by applicable Law.

        1.6    Irrevocable Proxy.     Stockholder hereby revokes (or agrees to cause to be revoked), and the Significant Holders shall cause Stockholder to revoke (or agree to revoke, as applicable), any proxies in respect of the Subject Shares given by Stockholder prior to the date hereof. Stockholder hereby irrevocably appoints, and the Significant Holders shall cause Stockholder to irrevocably appoint, Parent, and any individual designated in writing by Parent, and each of them individually, as attorney-in-fact (with full power of substitution) and proxy for and on behalf of Stockholder, for and in the name, place and stead of Stockholder, to: (a) attend any and all Company Stockholders Meetings; and (b) vote or issue instructions to the record holder to vote such Subject Shares in accordance with the provisions of Section 1.1 in connection with any such Company Stockholder Meeting; provided, however, that (i) Stockholder's grant of the proxy contemplated hereby shall be effective if, and only if, Stockholder has not delivered to the Secretary of the Company at least ten (10) business days prior to such meeting a duly executed proxy card, previously approved by Parent, voting the Subject Shares in the manner specified in Section 1.1 or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of Stockholder's compliance with its obligations under Section 1.1 in form and substance reasonably acceptable to Parent; and (ii) Stockholder and the Significant Holders hereby affirm that (A) the irrevocable proxy set forth in this Section 1.6, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement; and (B) this irrevocable proxy is coupled with an interest; (C) such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware; and (D) the proxy set forth in this Section 1.6 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. Parent (or its designee) agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Stockholder authorizes, and the Significant Holders shall cause Stockholder to authorize,

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such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Company.

        1.7    Waiver of Appraisal and Dissenters' Rights; Stockholder Litigation.     Stockholder hereby (i) irrevocably waives and agrees not to, and the Significant Holders agree to cause Stockholder not to, exercise or assert any rights of appraisal or similar rights under Section 262 of the Delaware General Corporation Law or other applicable Law in connection with the Merger Agreement and the transactions contemplated thereby and (ii) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against (A) the Company or any of its directors, officers, employees, Affiliates or Representatives, relating to the negotiation, execution or delivery of the Merger Agreement or the consummation of the Merger, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or (2) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the transactions contemplated thereby; or (B) Parent or Merger Sub challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

        1.8    No Solicitations.

          (a)   Each of the Significant Holders and Stockholder agrees to comply with the obligations applicable to the Company's Representatives pursuant to Section 6.2(a) of the Merger Agreement as if it were a party thereto.

          (b)   Notwithstanding Section 1.8(a), solely to the extent the Company is permitted to take the actions set forth in Section 6.2 of the Merger Agreement with respect to an Acquisition Proposal and subject to the Significant Holders' and the Stockholder's having complied in all material respects with this Section 1.8 (provided that the Stockholder and the Significant Holders shall not have intentionally breached any covenant or agreement set forth in this Section 1.8), the Significant Holders and Stockholder and their respective Representatives may participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal and otherwise take action to the extent the Company may take such action; provided that such action by the Significant Holders and Stockholder and their respective Representatives would be permitted to be taken by the Company pursuant to Section 6.2 of the Merger Agreement.

        1.9    Notice of Additional Shares and Acquisition Proposals.     Stockholder shall, and the Significant Holders shall cause Stockholder to, promptly (and in any event within thirty-six (36) hours) notify Parent in writing of (a) the number of Shares, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof (which, for the avoidance of doubt, shall be Subject Shares) and (b) receipt of any Acquisition Proposal (which notice shall include copies of any documents relating to such Acquisition Proposal).

        1.10    Further Assurances.     Each party agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party shall reasonably request and use commercially reasonable efforts to take, or cause to be taken, all reasonably necessary actions, consistent with applicable Laws and regulations, to perform, in a timely expeditious manner, their respective obligations under this Agreement.

        1.11    Notices of Certain Events.     Parent shall promptly notify Stockholder and each Significant Holder, and Stockholder and each Significant Holder shall promptly notify Parent, in writing of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, a material breach of any of the representations and warranties or covenants or obligations of such Persons set forth in this Agreement. If an Event of Default (as defined in the Loan Agreement) occurs at any time prior to the receipt of the Requisite Company Vote in accordance with the Merger Agreement, Stockholder agrees, and the Significant Holders shall cause Stockholder, to (1) promptly notify Parent in writing upon receipt of notice from Lender (as defined in the Loan Agreement) of such Event of Default and (2) cure such Event of Default promptly (but in any event before Lender forecloses on any of the Subject Shares).

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 ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND THE SIGNIFICANT HOLDERS

        Stockholder and each Significant Holder hereby, severally as to itself only and not jointly, represent and warrant to Parent and Merger Sub as follows:

        2.1    Organization.     Stockholder and each Significant Holder is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

        2.2    Authorization.     Stockholder and each Significant Holder has full power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Stockholder and each Significant Holder of this Agreement and the consummation by Stockholder and each Significant Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and each Significant Holder.

        2.3    Due Execution and Delivery; Binding Agreement.     This Agreement has been duly executed and delivered by Stockholder and each Significant Holder and, assuming the authorization, execution and delivery hereof by Parent, constitutes a valid and binding agreement of Stockholder and each Significant Holder enforceable against Stockholder and each Significant Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.4    No Violation.

          (a)   The execution, delivery and performance of this Agreement by Stockholder and each Significant Holder does not and will not (i) conflict with or violate any provision of its organizational documents or (ii) assuming compliance with Section 2.4(b), conflict with, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) under any Contract to which Stockholder or a Significant Holder is a party or under any Law to which Stockholder or a Significant Holder is subject, except, in the case of clause (ii), for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by Stockholder or such Significant Holder, as applicable, of its obligations under this Agreement.

          (b)   No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to Stockholder or a Significant Holder in connection with the execution and delivery of this Agreement by Stockholder and each Significant Holder or the performance by Stockholder and each Significant Holder of Stockholder's and each Significant Holder's obligations hereunder, except for (i) the filing with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (ii) for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by Stockholder or such Significant Holder, as applicable, of its obligations under this Agreement.

        2.5    Ownership of Subject Shares.     As of the date hereof, Stockholder is, and at all times during the term of this Agreement will be, the record and beneficial owner of, and has, and at all times during the term of this Agreement will have, good and marketable title to, the Subject Shares with no restrictions on Stockholder's rights of disposition pertaining thereto and free and clear of any Lien and proxy, except for any Liens arising pursuant to the express terms of this Agreement and except for such

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transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various states of the United States. Other than as provided in this Agreement, as of the date hereof, Stockholder has, and at all times during the term of this Agreement will have, with respect to the Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, such Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and at all times during the term of this Agreement will have, the complete and exclusive power to, directly or indirectly (a) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1.6 hereof and (b) agree to all matters set forth in this Agreement. Except to the extent of any Subject Shares acquired, directly or indirectly, after the date hereof (which, for clarity, shall become Subject Shares upon that acquisition), the number of Shares owned by Stockholder referenced above are the only Shares owned beneficially or of record by Stockholder as of the date of this Agreement and, the Significant Holders do not, other than as are owned by Stockholder, directly or indirectly, own beneficially or of record any Shares. Other than the Subject Shares held by Stockholder (the number of which is set forth in the recitals to this Agreement), neither Stockholder nor any Significant Holder owns, directly or indirectly, beneficially or of record, any warrants, calls, options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Other than as provided in this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire, and neither Stockholder nor any Significant Holder has any contractual obligation to transfer, any of the Subject Shares.

        2.6    No Other Proxies.     None of the Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder. Any and all proxies in respect of the Subject Shares given by such Stockholder prior to the date hereof are revocable.

        2.7    Absence of Litigation.     As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Stockholder and the Significant Holders, threatened against, or otherwise affecting, Stockholder or any of Stockholder's or the Significant Holders' properties or assets (including the Subject Shares) that would reasonably be expected to impair in any material respect the ability of Stockholder and the Significant Holders to perform Stockholder's and the Significant Holders' obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        2.8    Opportunity to Review; Reliance.     Stockholder and each of the Significant Holders has had the opportunity to review the Merger Agreement and this Agreement with adequate counsel of such Person's own choosing. Stockholder and each of the Significant Holders understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Person's execution, delivery and performance of this Agreement.

        2.9    Finders' Fees.     Except for the arrangements with Goldman Sachs & Co. and Stifel, Nicolaus & Company, Incorporated disclosed to Parent and Merger Sub pursuant to the Merger Agreement, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Stockholder or a Significant Holder for which the Company, Parent or Merger Sub has or will have any responsibility.

        2.10    Loan Agreement and Security and Pledge Agreement.     Stockholder has, prior to the date hereof, made available to Parent complete and correct copies of the Loan Agreement and the Security and Pledge Agreement, and each as so made available is in full force and effect. Stockholder is not in breach or default under the Loan Agreement or the Security and Pledge Agreement, and neither

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Stockholder nor any Significant Holder has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default under the Loan Agreement or the Security and Pledge Agreement.

        2.11    Reliance by Parent and Merger Sub.     Stockholder and the Significant Holders understand and acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder's and the Significant Holders' execution and delivery of this Agreement and the representations and warranties of Stockholder and the Significant Holders contained herein. Stockholder and the Significant Holders understand and acknowledge that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder that:

        3.1    Organization.     Parent and Merger Sub are each a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

        3.2    Authorization.     Each of Parent and Merger Sub has full power and authority and has taken all action necessary in order to execute, deliver and, insofar as can be taken as of the date hereof, perform its obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.

        3.3    Due Execution and Delivery; Binding Agreement.     This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the authorization, execution and delivery hereof by Stockholder and the Significant Holders, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE IV

MISCELLANEOUS

        4.1    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic mail) and shall be given (i) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (ii) if to Stockholder or the Significant Holders, to Stockholder's and the Significant Holders' address, facsimile number or electronic mail address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by notice to each other party hereto.

        4.2    Termination.     This Agreement shall terminate automatically, without any notice or other action by any Person, (a) upon the earlier of (i) termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time; (b) by the written agreement of the parties hereto to terminate this Agreement; or (c) at the option of Stockholder or a Significant Holder (but only with respect to Stockholder or such Significant Holder, as applicable), upon written notice by Stockholder or such Significant Holder to Parent from and after the effectiveness of any amendment, waiver or modification to the terms of the Merger Agreement that changes the form of, or decreases the amount of, the Per Share Merger Consideration from what is set forth in the Merger Agreement as in effect as

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of the date hereof, or that materially delays the timing of payment (from what is set forth in Section 4.2 of the Merger Agreement as in effect as of the date hereof). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party for liability for breach of this Agreement and (y) Section 1.7 the provisions of this Article IV, and any provision hereof related to the enforcement of any surviving rights under this Agreement shall survive any such termination of this Agreement.

        4.3    Amendments.     Subject to the provisions of applicable Laws, at any time prior to the termination of this Agreement in accordance with its terms, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        4.4    Expenses.     Whether or not the Merger is consummated, and subject to the express terms of this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such costs or expenses.

        4.5    Binding Effect; Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and the Significant Holders shall cause Stockholder, and any assignee thereof, as applicable, to perform its respective obligations under this Agreement and shall be responsible for any failure of Merger Sub, Stockholder or such applicable assignee, as applicable, to comply with any representation, warranty, covenant or other provision required to be performed under this Agreement. Any purported assignment in violation of this Agreement is void.

        4.6    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a)   THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CHOICES OR CONFLICTS OF LAW (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, exclusively in the Chosen Courts, and in connection with claims (including counterclaims and defenses) arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 4.6, (v) waives any claim that this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts, and (vi) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.1 of this Agreement.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY

9

  HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.6(b) .

        4.7    Counterparts; Effectiveness.     This Agreement may be executed in counterparts (including by facsimile, by electronic mail in "portable document format" (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail, .pdf or otherwise as authorized by the prior sentence) to the other parties.

        4.8    Entire Agreement; Third Party Beneficiaries.     This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

        4.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        4.10    Specific Performance.     The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged in the event that Stockholder or any Significant Holder fails to perform any of Stockholder's or a Significant Holder's obligations under this Agreement. Accordingly, each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Stockholder or a Significant Holder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

        4.11    Several Liability.     The obligations of Stockholder and each Significant Holder under this Agreement shall be several and not joint, and in no event shall a Significant Holder be liable for any breach of this Agreement by any other Significant Holder.

        4.12    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder, and Parent and Merger Sub shall have no authority

10

to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as (a) obligating Stockholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire Common Stock; or (b) creating or forming a "group" with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

        4.13    No Impairment of Lender Rights.     Each of Parent and Merger Sub agree not to bring any claim, suit, action or any other proceeding seeking to assert that this Agreement impairs or modifies any rights or remedies of the Lender under the Loan Agreement or the Security and Pledge Agreement or otherwise applies to the Lender.

        4.14    Action by Stockholder Capacity Only.     Each of Parent and Merger Sub acknowledges that Stockholder and the Significant Holders have entered into this Agreement solely in their capacity as the record and/or beneficial owners of the Subject Shares. To the extent that any Stockholder's or any Significant Holder's Affiliate or designee is an officer or director of the Company, nothing herein shall limit or affect any actions taken by any such officer or director in their capacities as such, or require such Affiliate or designee to take any action, in each case, in such Affiliate's or designee's capacity as a director or officer of the Company, including to disclose information acquired solely in such Affiliate's or designee's capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by such Affiliate or designee in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

        4.15    Interpretation.     Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The definitions contained in this Agreement (including those incorporated from the Merger Agreement pursuant to the first paragraph of this Agreement) are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

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        IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and each of the Significant Holders have caused this Agreement to be duly executed and delivered as of the date first written above.

COBHAM PLC
By:
Name:
Title:

ARMY ACQUISITION CORP.
By:
Name:
Title:

[Support Agreement Signature Page]

VGG HOLDING LLC
By:
Name:
Title:

VGG Holding LLC c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022
Attention:	Ramzi M. Musallam
Facsimile:	(212) 688-9411
Email:	rmusallam@veritascapital.com

THE VERITAS CAPITAL FUND III, L.P.
By:
Name:
Title:

The Veritas Capital Fund III, L.P. c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022
Attention:	Ramzi M. Musallam
Facsimile:	(212) 688-9411
Email:	rmusallam@veritascapital.com

[Support Agreement Signature Page]

AX HOLDING LLC
By:
Name:
Title:

AX Holding LLC c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022
Attention:	Ramzi M. Musallam
Facsimile:	(212) 688-9411
Email:	rmusallam@veritascapital.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:
Name:
Title:

Golden Gate Capital Investment Fund II, L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, L.P.
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:
Name:
Title:

Golden Gate Capital Investment Annex Fund II, L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT FUND II (AI), L.P
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:
Name:
Title:

Golden Gate Capital Investment Fund II (AI), L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II (AI), L.P.
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:
Name:
Title:

Golden Gate Capital Investment Fund II (AI), L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL ASSOCIATES II-QP, LLC
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:

Name:
Title:

Golden Gate Capital Associates II-QP, LLC c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL ASSOCIATES II-AI, LLC
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:

Name:
Title:

Golden Gate Capital Associates II-AI, LLC c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES A
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:

Name:
Title:

CCG AV, LLC—Series A c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES C
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:

Name:
Title:

CCG AV, LLC—Series C c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES I
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:
Name:
Title:

CCG AV, LLC—Series I c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES E
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:
Name:
Title:

CCG AV, LLC—Series E c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GS DIRECT, L.L.C.
By:
Name:
Title:

GS Direct, L.L.C. 200 West Street New York, NY 10282
Attention:	Bradley Gross
Facsimile No.:	(212) 357-5505
E-mail:	bradley.gross@gs.com

[Support Agreement Signature Page]

 Annex I

The Veritas Capital Fund III, L.P.
AX Holding LLC
Golden Gate Capital Investment Fund II, L.P.
Golden Gate Capital Investment Annex Fund II, L.P.
Golden Gate Capital Investment Fund II (AI), L.P.
Golden Gate Capital Investment Annex Fund II (AI), L.P.
Golden Gate Capital Associates II-QP, LLC
Golden Gate Capital Associates II-AI, LLC
CCG AV, LLC-Series A
CCG AV, LLC-Series C
CCG AV, LLC-Series I
CCG AV, LLC-Series E
GS Direct, L.L.C.